Exhibit 10.1

CONFORMED COPY

$2,700,000,000

CREDIT AGREEMENT

Dated as of March 8, 2011

among

DEL MONTE FOODS COMPANY

as the Borrower,

BLUE ACQUISITION GROUP, INC.

as Holdings,

The Several Lenders

from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent,

BARCLAYS CAPITAL,

as Syndication Agent,

J.P. MORGAN SECURITIES LLC, and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and Bookrunners,

BARCLAYS CAPITAL, and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Co-Documentation Agents and Bookrunners,

KKR CAPITAL MARKETS LLC,

as Joint Manager,

and

DEUTSCHE BANK SECURITIES INC.,

GOLDMAN SACHS BANK USA,

and

MIZUHO CORPORATE BANK LTD.,

as Joint Arrangers

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6.8.	Representations and Warranties	72
6.9.	Solvency Certificate	72
6.10.	Merger	72
6.11.	Patriot Act	72
6.12.	Pro Forma Balance Sheet	73
6.13.	No Material Adverse Change	73

SECTION 7.	[Reserved]	73

SECTION 8.	Representations, Warranties and Agreements	73
8.1.	Corporate Status	73
8.2.	Corporate Power and Authority	73
8.3.	No Violation	73
8.4.	Litigation	74
8.5.	Margin Regulations	74
8.6.	Governmental Approvals	74
8.7.	Investment Company Act	74
8.8.	True and Complete Disclosure	74
8.9.	Financial Condition; Financial Statements	74
8.10.	Compliance with Laws; No Default	75
8.11.	Tax Matters	75
8.12.	Compliance with ERISA	75
8.13.	Subsidiaries	76
8.14.	Intellectual Property	76
8.15.	Environmental Laws	76
8.16.	Properties	76
8.17.	Solvency	76
8.18.	Patriot Act	76

SECTION 9.	Affirmative Covenants	77
9.1.	Information Covenants	77
9.2.	Books, Records and Inspections	79
9.3.	Maintenance of Insurance	80
9.4.	Payment of Taxes	80
9.5.	Preservation of Existence; Consolidated Corporate Franchises	80
9.6.	Compliance with Statutes, Regulations, Etc.	80
9.7.	ERISA	81
9.8.	Maintenance of Properties	81
9.9.	Transactions with Affiliates	81
9.10.	End of Fiscal Years; Fiscal Quarters	82
9.11.	Additional Guarantors and Grantors	82
9.12.	Pledge of Additional Stock and Evidence of Indebtedness	82
9.13.	Use of Proceeds	83
9.14.	Further Assurances	83
9.15.	Maintenance of Ratings	85
9.16.	Lines of Business	85

SECTION 10.	Negative Covenants	85
10.1.	Limitation on Indebtedness	85
10.2.	Limitation on Liens	90
10.3.	Limitation on Fundamental Changes	91

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10.4.	Limitation on Sale of Assets	92
10.5.	Limitation on Restricted Payments	94
10.6.	Limitations on Amendments	101
10.7.	Holding Company	101
10.8.	Restrictive Agreements	101

SECTION 11.	Events of Default	102
11.1.	Payments	102
11.2.	Representations, Etc.	102
11.3.	Covenants	102
11.4.	Default Under Other Agreements	102
11.5.	Bankruptcy, Etc.	103
11.6.	ERISA	103
11.7.	Guarantee	104
11.8.	Pledge Agreement	104
11.9.	Security Agreement	104
11.10.	Mortgages	104
11.11.	Judgments	104
11.12.	Change of Control	104
11.13.	Application of Proceeds	104

SECTION 12.	The Agents	105
12.1.	Appointment	105
12.2.	Delegation of Duties	106
12.3.	Exculpatory Provisions	106
12.4.	Reliance by Agents	106
12.5.	Notice of Default	107
12.6.	Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders	107
12.7.	Indemnification	107
12.8.	Agents in Their Individual Capacities	108
12.9.	Successor Agents	108
12.10.	Withholding Tax	109
12.11.	Agents Under Security Documents and Guarantee	109
12.12.	Right to Realize on Collateral and Enforce Guarantee	109

SECTION 13.	Miscellaneous	110
13.1.	Amendments, Waivers and Releases	110
13.2.	Notices	112
13.3.	No Waiver; Cumulative Remedies	112
13.4.	Survival of Representations and Warranties	113
13.5.	Payment of Expenses; Indemnification	113
13.6.	Successors and Assigns; Participations and Assignments	114
13.7.	Replacements of Lenders Under Certain Circumstances	119
13.8.	Adjustments; Set-off	119
13.9.	Counterparts	120
13.10.	Severability	120
13.11.	Integration	120
13.12.	GOVERNING LAW	120
13.13.	Submission to Jurisdiction; Waivers	120
13.14.	Acknowledgments	121

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13.15.	WAIVERS OF JURY TRIAL	121
13.16.	Confidentiality	121
13.17.	Direct Website Communications	122
13.18.	USA PATRIOT Act	123
13.19.	Judgment Currency	124
13.20.	Payments Set Aside	124

SCHEDULES

Schedule 1.1(b)	Mortgaged Properties
Schedule 1.1(c)	Commitments of Lenders
Schedule 1.1(g)	Debt Repayment
Schedule 8.3	Conflicts
Schedule 8.4	Litigation
Schedule 8.12	Subsidiaries
Schedule 9.9	Closing Date Affiliate Transactions
Schedule 9.14(e)	Post-Closing Actions
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.4	Scheduled Dispositions
Schedule 10.5	Closing Date Investments
Schedule 13.2	Notice Addresses

EXHIBITS

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Guarantee
Exhibit C	[Reserved]
Exhibit D	Form of Perfection Certificate
Exhibit E	Form of Pledge Agreement
Exhibit F	Form of Security Agreement
Exhibit G	Form of Legal Opinion of Simpson Thacher & Bartlett LLP
Exhibit H	Form of Credit Party Closing Certificate
Exhibit I	Form of Assignment and Acceptance
Exhibit J	Form of Promissory Note (Initial Term Loans)
Exhibit K	Form of First Lien Intercreditor Agreement
Exhibit L	Form of Second Lien Intercreditor Agreement
Exhibit M	Form of ABL Intercreditor Agreement
Exhibit N	Form of Non-Bank Tax Certificate
Exhibit O	Form of Conversion/Continuation Notice

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CREDIT AGREEMENT, dated as of March 8, 2011, as amended, restated, supplemented or otherwise modified from time to time, among BLUE ACQUISITION GROUP, INC., a Delaware corporation (“Holdings”), DEL MONTE FOODS COMPANY, a Delaware corporation (the “Company” and, following the consummation of the Merger, the “Borrower”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent (such term and each other capitalized term used but not defined in this preamble having the meaning provided in Section 1) and Collateral Agent.

WHEREAS, pursuant to the Agreement and Plan of Merger (as amended from time to time in accordance therewith, the “Acquisition Agreement”), dated as of November 24, 2010, by and among the Company, Holdings and Merger Sub, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned Subsidiary of Holdings;

WHEREAS, to fund, in part, the Merger, it is intended that the Sponsors and the other Initial Investors will contribute an amount in cash to Holdings and/or a direct or indirect parent thereof in exchange for Stock (which cash will be contributed to the Borrower in exchange for common Stock of the Borrower) (such contribution, the “Equity Investments”), which shall be no less than 25% of the pro forma total capitalization of Holdings and its Subsidiaries after giving effect to the Transactions (the “Minimum Equity Amount”);

WHEREAS, to consummate the transactions contemplated by the Acquisition Agreement, it is intended that the Borrower will (A) issue senior unsecured notes with a stated maturity no earlier than eight years after the Closing Date in sales pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Senior Notes Offering”), under the Notes Indenture generating aggregate gross proceeds of up to $1,300,000,000 (the “Senior Notes”) and (B) enter into the ABL Facility to initially provide for an aggregate principal amount of up to $750,000,000 of revolving borrowings, a portion of which may be borrowed on the Closing Date to finance a portion of the Transactions;

WHEREAS, in connection with the foregoing, the Borrower has requested that the Lenders extend credit to the Borrower in the form of Initial Term Loans to the Borrower on the Closing Date in Dollars, in an aggregate principal amount of $2,700,000,000;

WHEREAS, the proceeds of the Initial Term Loans will be used by the Borrower, together with (a) the net proceeds of the Senior Notes Offering, (b) proceeds of borrowings under the ABL Facility (if needed) and (c) the net proceeds of the Equity Investments on the Closing Date (or, in the case of the Debt Repayment, such later date as may be necessary to effect the Debt Repayments in accordance with the tender offers therefor) solely to effect the Merger, to effect the Debt Repayments and to pay Transaction Expenses; and

WHEREAS, the Lenders are willing to make available to the Borrower such term loans upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1. Definitions

1.1. Defined Terms.

(a) As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“1989 Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of December 5, 1989, by and among certain creditors of the Borrower.

“ABL Agent” shall mean Bank of America, N.A., in its capacity as administrative agent and collateral agent under the ABL Documents, or any successor administrative agent or collateral agent under the ABL Documents.

“ABL Documents” shall mean the ABL Facility, any guarantees issued thereunder and the collateral and security documents (and intercreditor agreements) entered into in connection therewith.

“ABL Facility” shall mean the Asset-Based Revolving Credit Agreement entered into as of the Closing Date by and among the Borrower, the subsidiary borrowers party thereto, the lenders party thereto in their capacities as lenders thereunder, and Bank of America, N.A., as administrative agent and collateral agent thereunder, including any guarantees, collateral documents and account control agreements, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any credit, commercial paper or other facilities with banks or other institutional lenders or investors that replace, refund or refinance all or any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

“ABL Intercreditor Agreement” shall mean the intercreditor agreement dated as of the Closing Date among the Administrative Agent, the Collateral Agent, the ABL Agent and the Credit Parties, substantially in the form attached as Exhibit M or any other intercreditor agreement among the ABL Agent, one or more representatives for the holders of Permitted Other Indebtedness (to the extent such Permitted Other Indebtedness is secured by a lien with the same priority as the Obligations or by a Lien ranking junior to the Lien securing the Obligations), and the Collateral Agent on terms that are no less favorable in any material respect to the Secured Parties as those contained in the form attached as Exhibit M.

“ABL Priority Collateral” shall have the meaning assigned to such term in the ABL Intercreditor Agreement.

“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as announced from time to time by the Administrative Agent as its “prime rate” at its principal office in New York City and (c) the LIBOR Rate for an interest period of one (1) month plus 1%; provided that, notwithstanding the foregoing, in no event shall the ABR at any time be less than 2.50% per annum. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the ABR due to a change in such rate announced by the Administrative Agent or in the Federal Funds Effective

Rate shall take effect at the opening of business on the day specified in the announcement of such change.

“ABR Loan” shall mean each Loan bearing interest based on the ABR.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Borrower and its Restricted Subsidiaries therein were to such Pro Forma Entity and its Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Acquired Indebtedness” means, with respect to any specified Person, (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition Agreement” shall have the meaning provided in the preamble to this Agreement.

“Administrative Agent” shall mean JPMorgan, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 12.9.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2 or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Institutional Lender” shall mean any investment fund managed or advised by Affiliates of a Sponsor that is a bona fide debt fund and that extends credit or buys loans in the ordinary course of business.

“Affiliated Lender” shall mean a Lender that is a Sponsor or any Affiliate thereof, other than Holdings, any Subsidiary of Holdings or the Borrower, any Affiliated Institutional Lender or any natural person.

“Agent Parties” shall have the meaning provided in Section 13.17(c).

“Agents” shall mean the Administrative Agent, the Collateral Agent, the Syndication Agent, each Joint Lead Arranger and Bookrunner, the Co-Documentation Agents, the Joint Manager and the Joint Arrangers.

“Agreement” shall mean this Credit Agreement, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Agreement Currency” shall have the meaning provided in Section 13.19.

“Applicable ABR Margin” shall mean, at any date, with respect to each ABR Loan that is an Initial Term Loan, 2.00% per annum.

“Applicable LIBOR Margin” shall mean, at any date, with respect to each LIBOR Loan that is an Initial Term Loan, 3.00% per annum.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale Prepayment Event” shall mean any Disposition of any business units, assets or other property of the Credit Parties or any of their Restricted Subsidiaries not in the ordinary course of business (including any Disposition of any Stock or Stock Equivalents of any Subsidiary owned by the Borrower or a Restricted Subsidiary). Notwithstanding the foregoing, the term “Asset Sale Prepayment Event” shall not include any transaction permitted by Section 10.4 (other than transactions permitted by Section 10.4(b) and Section 10.4 (g) (solely to the extent such Permitted Sale Leaseback relates to property owned on the Closing Date), which shall constitute Asset Sale Prepayment Events).

“Assignment and Acceptance” shall mean (a) an assignment and acceptance substantially in the form of Exhibit I, or such other form as may be approved by the Administrative Agent and (b) in the case of any assignment of Term Loans in connection with a Permitted Debt Exchange conducted in accordance with Section 2.15, such form of assignment (if any) as may be agreed by the Administrative Agent in accordance with Section 2.15(a).

“Authorized Officer” shall mean the Chief Executive Officer, President, the Chief Financial Officer, the Treasurer, the Vice President-Finance or any other senior officer of the Borrower designated as such in writing to the Administrative Agent by the Borrower.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“BBA LIBOR” shall have the meaning provided in the definition of “LIBOR Rate.”

“benefited Lender” shall have the meaning provided in Section 13.8.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrowing” shall mean and include the incurrence of one Type of Term Loan on the Closing Date (or resulting from conversions on a given date after the Closing Date) having, in the case of

LIBOR Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans).

“Borrowing Base” means 85% of the book value of the receivables and 75% of the book value of the inventory of the Borrower and its Restricted Subsidiaries.

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close, and, if such day relates to any interest rate settings as to a LIBOR Loan, any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Borrower and its Subsidiaries (including capitalized software expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs).

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person; provided, that the adoption or issuance of any accounting standards after the Closing Date will not cause any lease that was not or would not have been a Capital Lease prior to such adoption or issuance to be deemed a Capital Lease.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Equivalents” shall mean:

(1) United States dollars,

(2) Canadian dollars,

(3) (a) euro or any national currency of any participating member state in the European Union or, (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business,

(4) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

(5) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks,

(6) repurchase obligations for underlying securities of the types described in clauses (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (5) above,

(7) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 12 months after the date of creation thereof,

(8) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency) and in each case maturing within 12 months after the date of creation thereof,

(9) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (8) above and (10) and (11) below,

(10) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition, and

(11) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above; provided that such amounts are converted into any currency listed in clauses (1) through (3) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight overdraft facility that is not in default): ACH transactions, treasury and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services.

“Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which such Person or any of its Restricted Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Centerview” shall mean each of Centerview Partners Management LLC and Centerview Employees, L.P.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the Closing Date, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender with any guideline, request, directive or order issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law). For purposes of this definition, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to have gone into effect after the date hereof, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean and be deemed to have occurred if (a) either (i) the Permitted Holders shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 35% of the voting power of the outstanding Voting Stock of the Borrower or (ii) the Sponsors shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 12% of the voting power of the outstanding Voting Stock of the Borrower; or (b) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of the Borrower that exceeds 35% thereof, unless, in the case of either clause (a) or (b) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of the Borrower; or (c) Continuing Directors shall not constitute at least a majority of the board of directors of the Borrower; or (d) at any time, a Change of Control (as defined in the Senior Notes Indenture) shall have occurred or (e) at any time prior to an initial public offering of the Borrower, Holdings shall cease to beneficially own, directly or indirectly, 100% of the issued and outstanding equity interests of the Borrower.

“Class”, when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, New Term Loans (of each Series) or Extended Term Loans (of the same Extension Series) and, when used in reference to any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment or a New Term Loan Commitment.

“Closing Date” shall mean the date of the initial Borrowing hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” shall mean Barclays Capital (the investment banking division of Barclays Bank PLC) and Morgan Stanley Senior Funding, Inc..

“Collateral” shall mean all property pledged or purported to be pledged pursuant to the Security Documents.

“Collateral Agent” shall mean JPMorgan Chase Bank, N.A., as collateral agent under the Security Documents, or any successor collateral agent pursuant to Section 12.9.

“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Initial Term Loan Commitment or New Term Loan Commitment.

“Communications” shall have the meaning provided in Section 13.17(a).

“Company” shall have the meaning provided in the preamble to this Agreement.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated January 20, 2011.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of consolidated depreciation and amortization expense, including the amortization of deferred financing fees or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise, excise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted, including any penalties and interest relating to any tax examinations (and not added back) in computing Consolidated Net Income, plus

(b) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses 1(u) through 1(z) thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted in computing Consolidated Net Income, plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Senior Notes, the ABL Facility and the Term Loans and (ii) any amendment or other modification of the Senior Notes, the ABL Facility and the Term Loans, and, in each case, deducted in computing Consolidated Net Income, plus

(e) the amount of any restructuring charge or reserve or non-recurring integration costs deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Closing Date and costs related to the closure and/or consolidation of facilities, plus

(f) any other non-cash charges, including any write off or write downs, reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income, plus

(h) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Sponsors or any of their respective Affiliates, plus

(i) expenses consisting of internal software development costs that are expensed during the period but could have been capitalized under alternative accounting policies in accordance with GAAP, plus

(j) costs of surety bonds incurred in such period in connection with financing activities, plus

(k) the amount of net cost savings and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken or to be taken prior to or during such period (which cost savings or synergies shall be subject only to certification by management of the Borrower and shall be calculated on a Pro Forma Basis as though such cost savings or synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings or synergies are reasonably identifiable and factually supportable, (B) such actions have been taken or are to be taken within 12 months after the date of determination to take such action and (C) no cost savings or synergies shall be added pursuant to this clause (k) to the extent duplicative of any expenses or charges relating to such cost savings or revenue enhancements that are included in clause (l) or (r) below with respect to such period, plus

(l) business optimization expenses (including consolidation initiatives, severance costs and other costs relating to initiatives aimed at profitability improvement), plus

(m) restructuring charges or reserves (including restructuring costs related to acquisitions after the Closing Date and to closure and/or consolidation of facilities and to exiting lines of business), plus

(n) the amount of loss or discount on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility, plus

(o) any costs or expense incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interest of the Borrower (other than Disqualified Equity Interests) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (iii) of Section 10.5(a) and have not been relied on for purposes of any incurrence of Indebtedness pursuant to clause (l)(b) of Section 10.1 plus

(p) the amount of expenses relating to payments made to option holders of any direct or indirect parent company of the Borrower or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement; plus

(q) with respect to any joint venture, an amount equal to the proportion of those items described in clauses (a) and (c) above relating to such joint venture corresponding to the Borrower’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary), plus

(r) the amount of any loss attributable to a new plant or facility until the date that is 12 months after the date of commencement of construction or the date of acquisition thereof, as the case may be; provided that (A) such losses are reasonably identifiable and factually supportable and certified by a responsible officer of the Borrower, (B) losses attributable to such plant or facility after 12 months from the date of commencement of construction or the date of acquisition of such plant or facility, as the case may be, shall not be included in this clause (r) and (C) no amounts shall be added pursuant to this clause (r) to the extent duplicative of any expenses or charges relating to such cost savings or revenue enhancements that are included in clauses (k) or (l) above with respect to such period, and

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period; and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk and revaluations of intercompany balances), plus or minus, as the case may be

(b) any net gain or loss resulting in such period from Hedging Obligations, and the application of Financial Accounting Standards Codification No. 815—Derivatives and Hedging, plus or minus, as the case may be (c) without duplication, the Historical Adjustments incurred in such period.

Notwithstanding the foregoing, the aggregate amount of addbacks made pursuant to subclauses (k), (l) and (r) of clause (1) above in any four fiscal quarter period shall not exceed 15% of Consolidated EBITDA (prior to giving effect to such addbacks) for such four fiscal quarter period.

For avoidance of doubt:

(i) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness or intercompany balances (including the net loss or gain resulting from Hedge Agreements for currency exchange risk),

(ii) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133 and its related pronouncements and interpretations,

(iii) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person or business, or attributable to any property or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Borrower or such Restricted Subsidiary (each such Person, business, property or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a Pro Forma Adjustment Certificate and delivered to the Lenders and the Administrative Agent, and

(iv) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”) based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition or conversion).

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than or greater than par, as applicable, other than with respect to Indebtedness issued in connection with the Transactions, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark- to- market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) accretion or accrual of discounted liabilities not constituting Indebtedness, (u) interest expense attributable to a parent entity resulting from pushdown accounting, (v) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (w) any Additional Interest (as defined in the Senior Notes Indenture) and any comparable “additional interest” with respect to other securities, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and original issue discount with respect to Indebtedness issued in connection with the Transactions, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued less

(3) interest income for such period.

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transactions to the extent incurred on or prior to the date that is the one year anniversary of the Closing Date) severance, relocation costs, new product introductions, and one-time compensation charges shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any after-tax effect of income (loss) from disposed, or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the board of directors of the Borrower, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (iii)(1) of Section 10.5 the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless (x) such restriction with respect to the payment of dividends or similar distributions has been legally waived or (y) such restriction is otherwise permitted hereunder; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the Borrower or a Restricted Subsidiary in respect of such period, to the extent not already included therein,

(7) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements required or permitted by ASC 805 and ASC 350 (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) resulting from the application of purchase accounting in relation to the Transactions and any acquisition that is consummated after the Closing Date or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid) shall be excluded,

(9) any impairment charge, asset write-off or write-down pursuant to ASC 350 and ASC 360 (formerly Financial Accounting Standards Board Statement Nos. 142 and No. 144, respectively) and the amortization of intangibles arising pursuant to ASC 805 (formerly Financial Accounting Standards Board Statement No. 141) shall be excluded,

(10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights to officers, directors or employees shall be excluded,

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, recapitalization, Disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12) accruals and reserves that are established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP, or changes as a result of adoption or modification of accounting policies, shall be excluded,

(13) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses and expenses with respect to liability or casualty events or business interruption shall be excluded,

(14) any non-cash SFAS 133 (or such successor provision) income (or loss) related to Hedging Obligations shall be excluded, and

(15) any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such item, shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 10.5 only (other than clause (iii)(4) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Borrower and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Borrower and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Borrower or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (iii)(4) thereof.

“Consolidated Senior Secured Debt” shall mean Consolidated Total Debt as of such date secured by a Lien (excluding any Permitted Other Indebtedness incurred pursuant to Section 10.1(aa), Section 10.1(bb)(i)(a) (but solely to the extent the Net Cash Proceeds thereof are applied not later than five (5) Business Days after the receipt thereof to repurchase, repay, redeem or otherwise defease Senior Notes pursuant to and in accordance with Section 10.5), Section 10.1(bb)(i)(b) or Section 10.1(cc) and, in each case, secured by a Lien on Collateral ranking junior to the Lien securing the Obligations).

“Consolidated Senior Secured Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Senior Secured Debt as of such date minus the lesser of (x) the aggregate cash and Cash Equivalents (in each case, free and clear of all Liens (other than Permitted Liens) included in the cash and Cash Equivalents accounts listed on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as at such date and (y) $100,000,000 to (b) Consolidated EBITDA for the Test Period then last ended.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date.

“Consolidated Total Debt” shall mean, as at any date of determination, an amount equal to the sum of the aggregate amount of all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries consisting of borrowed money or evidenced by bonds, notes, debentures or similar instruments or reimbursement obligations in respect of letters of credit or bankers’ acceptances and Capital Lease Obligations, in each case, determined on a consolidated basis in accordance with GAAP; provided that the amount of any Indebtedness outstanding under the ABL Facility and any other revolving credit facility on any date shall be deemed to be the average daily amount of such Indebtedness thereunder for the most recent twelve month period ending on such date (or, prior to the one year anniversary of the Closing Date, during the period from the Closing Date to such date).

“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date minus the lesser of (x) the aggregate cash and Cash Equivalents (in each case, free and clear of all Liens (other than Permitted Liens) included in the cash and Cash Equivalents accounts listed on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as at such date and (y) $100,000,000 to (b) Consolidated EBITDA for the Test Period then last ended.

“Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Director” shall mean, at any date, an individual (a) who is a member of the board of directors of the Borrower on the Closing Date, (b) who, as of the date of determination, has been a member of such board of directors for at least the twelve preceding months, (c) who has been nominated to be a member of such board of directors, directly or indirectly, by a Sponsor or Persons nominated by a Sponsor or (d) who has been nominated to be a member of such board of directors by a majority of the other Continuing Directors then in office.

“Contract Consideration” shall have the meaning provided in the definition of “Excess Cash Flow.”

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Credit Documents” shall mean this Agreement, the Guarantees, the Security Documents and any promissory notes issued by the Borrower hereunder.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan.

“Credit Party” shall mean the Borrower, the Guarantors and each other Subsidiary of the Borrower that is a party to a Credit Document.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness (excluding any Indebtedness permitted to be issued or incurred under Section 10.1 other than Section 10.1(y) and Section 10.1(aa)).

“Debt Repayment” shall mean the purchase, repayment, prepayment, repurchase or defeasance of the Indebtedness of the Credit Parties under the Indebtedness that is identified on Schedule 1.1(g) and that is purchased, repaid, prepaid, repurchased or defeased on the Closing Date (or such later date as may be necessary to effect the Debt Repayment in accordance with the tender offers therefor).

“Declined Proceeds” shall have the meaning provided in Section 5.2(h).

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(c).

“Deferred Net Cash Proceeds” shall have the meaning provided such term in the definition of “Net Cash Proceeds.”

“Deferred Net Cash Proceeds Payment Date” shall have the meaning provided such term in the definition of “Net Cash Proceeds.”

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 10.4(b) or Section 10.4(c) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Designated Preferred Stock” means preferred stock of the Borrower, Holdings or any other direct or indirect parent company of the Borrower (in each case other than Disqualified Equity Interests) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an officers’ certificate executed by a senior vice president and the principal financial officer of the Borrower or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (iii) of Section 10.5(a).

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business or Converted Unrestricted Subsidiary and its respective Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as the case may be.

“Disposition” shall have the meaning provided in Section 10.4(b).

“Disqualified Equity Interests” shall mean, with respect to any Person, any Stock or Stock Equivalents of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Stock or Stock Equivalent that is not Disqualified Equity Interests), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale to the extent the terms of such Stock or Stock Equivalents provide that such Stock or Stock Equivalents shall not be required to be repurchased or redeemed until the Latest Term Loan Maturity Date has occurred or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver hereunder)), in whole or in part, in each case prior to the date that is ninety-one (91) days after the Latest Term Loan Maturity Date hereunder; provided that if such Stock or Stock Equivalents are issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Stock or Stock Equivalents shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dividends” or “dividends” shall have the meaning provided in Section 10.5.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States, any state or territory thereof, or the District of Columbia.

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demand letters, claims, notices of noncompliance or potential responsibility or violation or proceedings pursuant to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata and natural resources such as flora, fauna, or wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials) and including those relating to the generation, storage, treatment, transport, Release or threat of Release of Hazardous Materials.

“Equity Interest” means Stock and all warrants, options or other rights to acquire Stock, but excluding any debt security that is convertible into, or exchangeable for, Stock.

“Equity Investments” shall have the meaning provided in the preamble to this Agreement.

“Equity Offering” shall mean any public or private sale of common stock or preferred stock of the Borrower or any of its direct or indirect parent companies (excluding Disqualified Equity Interests), other than: (a) public offerings with respect to the Borrower’s or any direct or indirect parent company’s common stock registered on Form S-8 and (b) issuances to any Subsidiary of the Borrower.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) the failure of any Plan to comply with any provisions of ERISA and/or the Code (and applicable regulations under either) or with the terms of such Plan; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) the failure of any insured medical Plan to satisfy the non-discrimination requirements of Section 105 of the Code; (d) any Reportable Event; (e) the failure of any Credit Party or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (f) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (h) the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension

Plan; (i) the receipt by any Credit Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (j) the failure by any Credit Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (k) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan (or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA) or Multiemployer Plan; (l) the receipt by any Credit Party or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from a Credit Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or (m) the failure by any Credit Party or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of

(a) the sum, without duplication, of

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income and cash receipts to the extent excluded in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; and

(v) cash receipts in respect of Hedge Agreements during such fiscal year to the extent not otherwise included in Consolidated Net Income;

over (b) the sum, without duplication, of

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges to the extent included in arriving at such Consolidated Net Income,

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior years, the amount of Capital Expenditures or acquisitions of Intellectual Property accrued or made in cash during such period, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of Indebtedness of the Borrower or the Restricted Subsidiaries (unless such Indebtedness has been repaid),

(iii) the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations, (B) the amount of any repayment of Term Loans pursuant to Section 2.5 and (C) the amount of a mandatory prepayment of Term Loans pursuant to Section 5.2(a) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (x) all other prepayments of Term Loans and (y) all prepayments of loans under the ABL Facility and any other revolving loans) made during such period, except to the extent financed with the proceeds of other Indebtedness of the Borrower or the Restricted Subsidiaries,

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(vi) payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, to the extent not already deducted from Consolidated Net Income,

(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the aggregate amount of cash consideration paid by the Borrower and the Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions) made during such period constituting “Permitted Investments” or made pursuant to Section 10.5 to the extent that such Investments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(viii) the amount of dividends paid during such period (on a consolidated basis) by the Borrower and the Restricted Subsidiaries pursuant to Section 10.5(b)(2), (4) or (15), to the extent such dividends were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(ix) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and are not deducted in calculating Consolidated Net Income,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income,

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period (including Permitted Acquisitions), Capital

Expenditures or acquisitions of Intellectual Property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of Intellectual Property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii) the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and

(xiii) cash expenditures in respect of Hedge Agreements during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income.

“Excluded Contribution” means net cash proceeds, the fair market value of marketable securities or the fair market value of Qualified Proceeds received by the Borrower from (a) contributions to its common equity capital, and (b) the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Stock (other than Disqualified Equity Interests and Designated Preferred Stock) of the Borrower, in each case designated as Excluded Contributions pursuant to an officers’ certificate executed by a senior vice president and the principal financial officer of the Borrower on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (iii) of Section 10.5(a).

“Excluded Stock and Stock Equivalents” shall mean (i) any Stock or Stock Equivalents with respect to which, (x) in the reasonable judgment of the Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences of pledging such Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom, or (y) pledging such Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents would result in adverse tax consequences as reasonably determined by the Borrower, (ii) solely in the case of any pledge of Stock and Stock Equivalents of any Foreign Subsidiary or any Domestic Subsidiary substantially all of the assets of which consist of Stock or Stock Equivalents of Foreign Subsidiaries to secure the Obligations, any Stock or Stock Equivalents of any class of such Foreign Subsidiary or such Domestic Subsidiary in excess of 65% of the outstanding Stock or Stock Equivalents of such class (such percentage to be adjusted upon any Change in Law as may be required to avoid adverse U.S. federal income tax consequences to the Borrower or any Subsidiary), (iii) any Stock or Stock Equivalents to the extent the pledge thereof would violate any applicable Requirement of Law, (iv) in the case of (A) any Stock or Stock Equivalents of any Subsidiary to the extent such Stock or Stock Equivalents are subject to a Lien permitted by clause (9) of the definition of “Permitted Lien” or (B) any Stock or Stock Equivalents of any Subsidiary that is not wholly-owned by the Borrower and its Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Stock or Stock Equivalents of each such Subsidiary described in clause (A) or (B) to the extent (1) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law), (2) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (2) shall not apply if (x) such other party is a Credit Party or wholly-owned Subsidiary or (y) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (3) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or wholly-owned Subsidiary) to any contract, agreement, instrument or indenture governing such Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law) and (v) any Stock or Stock Equivalents of any Subsidiary to the extent that (A) the pledge of such Stock or Stock Equivalents would result in adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower and (B) such Stock or Stock Equivalents have been identified in writing to the Collateral Agent by an Authorized Officer of the Borrower.

“Excluded Subsidiary” shall mean (a) each Domestic Subsidiary, in each case, for so long as any such Subsidiary does not (on a consolidated basis with its Restricted Subsidiaries) constitute a Material Subsidiary, (b) each Domestic Subsidiary that is not a wholly-owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 9.11 (for so long as such Subsidiary remains a non-wholly-owned Restricted Subsidiary), (c) any Domestic Subsidiary substantially all the assets of which consist of (x) Stock and Stock Equivalents of Foreign Subsidiaries and/or (y) of other Domestic Subsidiaries so long as substantially all the assets of any such other Domestic Subsidiary consist of Stock and Stock Equivalents of Foreign Subsidiaries, (d) each Domestic Subsidiary that is prohibited by any applicable Contractual Requirement or Requirement of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect), (e) each Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (f) each Domestic Subsidiary with respect to which, as reasonably determined by the Borrower, the consequence of providing a Guarantee of the Obligations would adversely affect the ability of the Borrower and its Subsidiaries to satisfy applicable Requirements of Law, (g) any other Domestic Subsidiary with respect to which, (x) in the reasonable judgment of the Administrative Agent and the Borrower, the cost or other consequences of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) providing such a Guarantee would result in adverse tax consequences as reasonably determined by the Borrower, (h) each Unrestricted Subsidiary and (i) any Receivables Subsidiary.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by its overall net income or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Credit Documents or any transactions contemplated thereunder), (ii) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.10), any United States federal withholding Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document that (A) is required to be imposed on amounts payable to such Non-U.S. Lender pursuant to laws in force at the time such Non-U.S. Lender becomes a party hereto (or designates a new lending office), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 5.4(a) or (B) is attributable to such Non-U.S. Lender’s failure to comply with Section 5.4(e) or (iii) any United States federal withholding Tax imposed under Sections 1471 through 1474 of the Code or any Treasury regulations promulgated thereunder.

“Existing Class” shall mean any Existing Term Loan Class.

“Existing Notes” means the Borrower’s 6- 3/4% Senior Subordinated Notes due 2015 and 7- 1/2% Senior Subordinated Notes due 2019.

“Existing Term Loan Class” shall have the meaning provided in Section 2.14(f)(i).

“Extended Repayment Date” shall have the meaning provided in Section 2.5(c).

“Extended Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“Extended Term Loans” shall have the meaning provided in Section 2.14(f)(i).

“Extending Lender” shall have the meaning provided in Section 2.14(f)(iii).

“Extension Amendment” shall have the meaning provided in Section 2.14(f)(iv).

“Extension Date” shall have the meaning provided in Section 2.14(f)(v).

“Extension Election” shall have the meaning provided in Section 2.14(f)(iii).

“Extension Request” shall mean a Term Loan Extension Request.

“Extension Series” shall mean all Extended Term Loans that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees and amortization schedule.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“First Lien Intercreditor Agreement” shall mean an Intercreditor Agreement substantially in the form of Exhibit K among the Administrative Agent, the Collateral Agent and the representatives for purposes thereof for any other First Lien Secured Parties, with such changes thereto as may be reasonably acceptable to the Administrative Agent; provided that such changes are not materially adverse to the Lenders.

“First Lien Obligations” shall mean the Obligations and the Permitted Other Indebtedness Obligations (other than any Permitted Other Indebtedness Obligations that are unsecured or secured by a Lien ranking junior to the Lien securing the Obligations) secured by a first priority interest in the Term Priority Collateral and a second priority interest in the ABL Priority Collateral, collectively.

“First Lien Secured Parties” shall mean the Secured Parties and the Permitted Other Indebtedness Secured Parties and any representative on their behalf for such purposes (other than in the case of Permitted Other Indebtedness Secured Parties whose Permitted Other Indebtedness Obligations are secured by a Lien ranking junior to the Lien securing the Obligations, such Permitted Other Indebtedness Secured Parties, the collateral agent and any other representative on their behalf), collectively.

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (1) Consolidated EBITDA for the Test Period then last ended to (2) the Fixed Charges for such Test Period. In the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Equity Interests or preferred stock subsequent to the commencement of the Test Period but prior to or simultaneously with the date of determination, then the Fixed Charge Coverage Ratio shall be calculated giving Pro Forma Effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Disqualified Equity Interests or preferred stock (in each case, including a pro forma application of the net proceeds therefrom), as if the same had occurred at the beginning of the Test Period.

For purposes of calculating the Fixed Charge Coverage Ratio, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Borrower or any Restricted Subsidiary during the Test Period or subsequent to such Test Period and on or prior to or simultaneously with the date of determination shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Test Period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving Pro Forma Effect thereto for such Test Period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the Test Period.

For purposes of this definition, whenever Pro Forma Effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Investment, acquisition, merger or consolidation which is being given Pro Forma Effect that have been or are expected to be realized; provided that such costs savings and operating expense reductions are made in compliance with the definition of Pro Forma Adjustment). If any Indebtedness bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(a) Consolidated Interest Expense of such Person for such period,

(b) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person made during such period, and

(c) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests made during such period.

“Foreign Asset Sale” shall have the meaning provided in Section 5.2(i).

“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Credit Party or any ERISA Affiliate.

“Foreign Plan” shall mean each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Credit Party or any ERISA Affiliate.

“Foreign Plan Event” shall mean, with respect to any Foreign Plan or Foreign Benefit Arrangement, (A) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan or Foreign Benefit Arrangement; (B) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan or Foreign Benefit Arrangement required to be registered; or (C) the failure of any Foreign Plan or Foreign Benefit Arrangement to comply with any provisions of applicable law and regulations or with the material terms of such Foreign Plan or Foreign Benefit Arrangement.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” shall mean all indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant contained in Section 10, the Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date and, until any such amendments have been agreed upon, the covenants in

Section 10 shall be calculated as if no such change in GAAP has occurred; provided further, that any change in GAAP after the Closing Date will not cause any lease that was not or would not have been a Capital Lease prior to such change to be deemed a Capital Lease.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Granting Lender” shall have the meaning provided in Section 13.6(g).

“Guarantee” shall mean (a) the Guarantee made by the Borrower and each Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B, and (b) any other guarantee of the Obligations made by a Restricted Subsidiary that is a Domestic Subsidiary in form and substance reasonably acceptable to the Administrative Agent, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (a) each Domestic Subsidiary that is party to the Guarantee on the Closing Date, (b) each Domestic Subsidiary that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.11 or otherwise, (c) each other Subsidiary that the Borrower may from time to time, in its discretion, cause to become a party to the Guarantee pursuant to Section 9.11 or otherwise and (d) Holdings.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos and asbestos containing material, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited, or regulated by any Environmental Law.

“Hedge Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, cross-currency rate swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements, and other similar agreements entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business (and not for speculative purposes) for the principal purpose of protecting the Borrower or any of the Restricted Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedge Bank” shall mean (a) any Person that, at the time it enters into a Hedge Agreement, is a Lender or an Affiliate of a Lender or (b) with respect to any Hedge Agreement entered into prior to the Closing Date, any person that is a Lender or an Affiliate of a Lender on the Closing Date.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreements.

“Historical Financial Statements” shall mean the audited consolidated balance sheets of the Borrower as of May 2, 2010 and May 3, 2009 and the audited consolidated statements of income, stockholders’ equity and cash flows of the Borrower for each of the fiscal years in the three year period ending on May 2, 2010.

“Historical Adjustments” means with respect to any Person, without duplication, the following items to the extent incurred prior to the Closing Date and, in each case, during the applicable period:

(1) gains (losses) from the early extinguishment of Indebtedness;

(2) the cumulative effect of a change in accounting principles;

(3) gains (losses), net of tax, from disposed or discontinued operations;

(4) non-cash adjustments to LIFO reserves;

(5) gains (losses) attributable to the disposition of fixed assets; and

(6) other costs consisting of (i) one-time restructuring charges, (ii) one-time severance costs in connection with former employees, (iii) debt financing costs, (iv) unusual litigation expenses, (v) fees and expenses related to acquisitions and (vi) consulting services in connection with acquisitions.

“Holdings” shall have the meaning provided in the preamble to this Agreement.

“Increased Amount Date” shall have the meaning provided in Section 2.14(a).

“Indebtedness” shall mean, with respect to any Person, (1) any indebtedness (including principal and premium) of such Person, whether or not contingent (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof), (c) representing the balance deferred and unpaid of the purchase price of any property (including Capital Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligation that, after 30 days of becoming due and payable, has not been paid and such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, or (d) representing any obligations in respect of Hedge Agreements, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and obligations in respect of Hedge Agreements) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent company appearing upon the balance sheet of the Borrower solely by reason of push down accounting under GAAP shall be excluded, (2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and (3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person; provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business or (B) obligations under or in respect of Receivables Facilities.

“indemnified liabilities” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to, or measured by, any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, other than Excluded Taxes.

“Initial Investors” shall mean Kohlberg Kravis Roberts & Co. L.P., KKR 2006 Fund L.P., Centerview Partners Management LLC, Centerview Employees L.P., Vestar Capital Partners V, L.P. and each of their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Initial Term Loan” shall have the meaning provided in Section 2.1.

“Initial Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(c) as such Lender’s “Initial Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “Initial Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Initial Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $2,700,000,000.

“Initial Term Loan Lender” shall mean a Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Maturity Date” shall mean March 8, 2018 or, if such date is not a Business Day, the first Business Day thereafter.

“Initial Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b).

“Initial Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b).

“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” shall mean U.S. and foreign intellectual property, including all (i) (a) patents, inventions, processes, developments, technology and know-how; (b) copyrights and works of authorship in any media, including graphics, advertising materials, labels, package designs and photographs; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress and other source indicators, and the goodwill of any business symbolized thereby; (d) trade secrets, confidential, proprietary or non-public information and (ii) all registrations, applications renewals, extensions, substitutions, continuations, continuations-in-part, divisions, re-issues, re-examinations, foreign counterparts or similar legal protections related thereto.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investment” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

For purposes of the definition of “Unrestricted Subsidiary” and Section 10.5,

(1) “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Restricted Subsidiary in respect of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” shall mean:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit A.

“Joint Arrangers” shall mean Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Mizuho Corporate Bank, Ltd.

“Joint Lead Arrangers and Bookrunners” shall mean J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Joint Manager” shall mean KKR Capital Markets LLC.

“Junior Debt” shall mean any Indebtedness in respect of Senior Notes, Subordinated Indebtedness, Permitted Additional Debt or any Permitted Other Indebtedness incurred pursuant to Section 10.1(bb)(i)(b).

“JPMorgan” shall mean JPMorgan Chase bank, N.A. and its successors.

“Judgment Currency” shall have the meaning provided in Section 13.19.

“KKR” shall mean each of Kohlberg Kravis Roberts & Co. L.P. and KKR 2006 Fund L.P.

“Latest Term Loan Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Term Loan hereunder at such time, including the latest maturity or expiration date of any New Term Loan or any Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate” shall mean, for any Interest Period with respect to a LIBOR Loan of any currency, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Bloomberg (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in such currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in such currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the applicable London interbank eurocurrency market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period (or on the first day of such Interest Period in the case of any LIBOR Loan denominated in Sterling); provided that, notwithstanding the foregoing, in no event shall the LIBOR Rate at any time be less than 1.50% per annum.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” shall mean any Initial Term Loan or New Term Loan made by any Lender hereunder.

“Material Adverse Change” shall mean any event, change, occurrence or developments or effect that would have or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, other than any event, change, occurrence or developments or effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) changes or developments in any of the industries in which the Borrower or its Subsidiaries operate, (iii) changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof, (iv) any change in the price or trading volume of the Borrower’s common stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from this definition of “Material Adverse Change” may be taken into account in determining whether there has been a Material Adverse Change), (v) any failure by the Borrower to meet any published analyst estimates or expectations of the Borrower’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Borrower to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from this definition of “Material Adverse Change” may be taken into account in determining whether there has been a Material Adverse Change), (vi) any outbreak or escalation of hostilities or war or any act of terrorism, (vii) the announcement of the Acquisition Agreement and the transactions contemplated thereby, including the initiation of litigation by any person with respect to the Acquisition Agreement, and including any termination of, reduction in or other negative impact on relationships or dealings, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Borrower and its Subsidiaries due to the announcement and performance of the Acquisition Agreement or the identity of the parties to the Acquisition Agreement (provided, that the exceptions in this clause (vii) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 3.5 of the Acquisition Agreement, and to the extent related thereto, the condition in Section 7.1(a) thereof), (viii) the performance of the Acquisition Agreement and the transactions contemplated thereby, including compliance with the covenants set forth therein, (ix) any action taken by the Borrower, or which the Borrower causes to be taken by any of its Subsidiaries (other than pursuant to Section 5.1 of the Acquisition Agreement), in each case which is required by the Acquisition Agreement or (x) any actions taken (or omitted to be taken (other than pursuant to Section 5.1 of the Acquisition Agreement)) at the request of Holdings or Merger Sub, except in the case of each of clauses (i) through (iii) and (vi), to the extent such changes have a disproportionately adverse impact on the Borrower and its Subsidiaries, taken as a whole, relative to other industry participants.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (a) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Credit Documents.

“Material Subsidiary” shall mean, at any date of determination, (i) each Restricted Subsidiary of the Borrower (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose revenues during such Test Period were equal to or greater than 5% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries have, in the aggregate, (x) total assets at the last day of such Test Period equal to or greater than 7.5% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (y) revenues during such Test Period equal to or greater than 7.5% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as “Material Subsidiaries.”

“Maturity Date” shall mean the Initial Term Loan Maturity Date or the New Term Loan Maturity Date, as applicable.

“Maximum Incremental Facilities Amount” shall mean, at any date of determination, (a) the sum of (i) $500,000,000 plus (ii) an additional amount if, after giving effect to the incurrence of such additional amount, the Borrower (x) would be in compliance with the Senior Secured Leverage Test and (y) could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 10.1 minus (b) the sum of (i) the aggregate principal amount of New Term Loan Commitments incurred pursuant to Section 2.14(a) prior to such date and (ii) the aggregate principal amount of Permitted Other Indebtedness issued or incurred pursuant to Section 10.1(bb)(i)(a) prior to such date.

“Merger” shall have the meaning provided in the preamble to this Agreement.

“Merger Sub” shall mean Blue Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of Holdings.

“Minimum Borrowing Amount” shall mean (a) with respect to a Borrowing of LIBOR Loans, $5,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing) and (b) with respect to a Borrowing of ABR Loans, $1,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing).

“Minimum Equity Amount” shall have the meaning provided in the preamble to this Agreement.

“Minimum Tender Condition” shall have the meaning provided in Section 2.15(b).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, trust deed or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property to secure the Obligations, in form and substance reasonably acceptable to the Collateral Agent, together with such terms and provisions as may be required by local laws.

“Mortgaged Property” shall mean, initially, each parcel of real estate and the improvements thereto owned in fee by a Credit Party and identified on Schedule 1.1(b), and each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.14.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event and any incurrence of Permitted Other Indebtedness, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event or incurrence of Permitted Other Indebtedness, as the case may be, less (b) the sum of:

(i) the amount, if any, of all taxes paid or estimated to be payable by the Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event or incurrence of Permitted Other Indebtedness,

(ii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by the Borrower or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,

(iii) the amount of any Indebtedness (other than Permitted Other Indebtedness) secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(iv) in the case of any Asset Sale Prepayment Event or Casualty Event or Permitted Sale Leaseback, the amount of any proceeds of such Prepayment Event that the Borrower or any Restricted Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the business of the Borrower or any of the Restricted Subsidiaries, provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall, unless the Borrower or a Restricted Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds no later than 180 days following the last day of such Reinvestment Period, (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback occurring on the last day of such Reinvestment Period or, if later, 180 days after the date the Borrower or such Restricted Subsidiary has entered into such binding commitment, as applicable (such last day or 180th day, as applicable, the “Deferred Net Cash Proceeds Payment Date”), and (y) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i),

(v) in the case of any Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback by a non-wholly-owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly-owned Restricted Subsidiary as a result thereof,

(vi) reasonable and customary fees paid by the Borrower or a Restricted Subsidiary in connection with any of the foregoing, and

(vii) in the case of a Disposition, in an aggregate amount not to exceed $200,000,000, any cash proceeds and the fair market value of any Cash Equivalents received in connection with sales of manufacturing facilities and related assets, in connection with establishing outsourcing arrangements providing substantially similar functionality, in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“New Term Loan” shall have the meaning provided in Section 2.14(c).

“New Term Loan Commitments” shall have the meaning provided in Section 2.14(a).

“New Term Loan Lender” shall have the meaning provided in Section 2.14(c).

“New Term Loan Maturity Date” shall mean the date on which a New Term Loan matures.

“New Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“New Term Loan Repayment Date” shall have the meaning provided in Section 2.5(c).

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-U.S. Lender” shall mean any Agent or Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or under any Secured Hedge Agreement entered into with the Borrower or any of its Domestic Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise, property, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include any of the foregoing Taxes (i) that result from an assignment, grant of a participation pursuant to Section 13.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Credit Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by the Borrower, or (ii) Excluded Taxes.

“Overnight Rate” shall mean, for any day, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” shall have the meaning provided in Section 13.6(c).

“Participant Register” shall have the meaning provided in Section 13.6(c).

“Patriot Act” shall have the meaning provided in Section 13.18.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” shall mean any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Perfection Certificate” shall mean a certificate of the Borrower in the form of Exhibit D or any other form approved by the Administrative Agent.

“Permitted Additional Debt” shall mean unsecured Indebtedness, issued by the Borrower or a Guarantor, (a) the terms of which (i) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the Latest Term Loan Maturity Date (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and (ii) to the extent the same are subordinated, provide for customary subordination to the Obligations under the Credit Documents, (b) the covenants, events of default, guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Borrower and the Restricted Subsidiaries than those herein (or to the extent such Permitted Additional Debt constitutes refinancing Indebtedness of the Senior Notes, those applicable to the Senior Notes being refinanced); provided that a certificate of an Authorized Officer of the Borrower is delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (c) of which no Subsidiary of the Borrower (other than a Guarantor or any guarantor of the Indebtedness being refinanced by such Permitted Additional Debt, if applicable) is an obligor.

“Permitted Debt Exchange” shall have the meaning provided in Section 2.15(a).

“Permitted Debt Exchange Notes” shall have the meaning provided in Section 2.15(a).

“Permitted Debt Exchange Offer” shall have the meaning provided in Section 2.15(a).

“Permitted Holders” shall mean each of (i) the Initial Investors and their respective Affiliates and members of management of the Borrower (or its direct or indirect parent) who are holders of Equity Interests of the Borrower (or its direct or indirect parent company) on the Closing Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Initial Investors, their respective Affiliates and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Borrower, Holdings or any other direct or indirect parent company of the Borrower and (ii) any direct or indirect parent of the Borrower formed not in connection with, or in contemplation of, a transaction (other than Transactions) that, assuming such parent was not formed, after giving effect thereto would constitute a Change of Control.

“Permitted Investments” shall mean:

(a) any Investment in the Borrower or any Restricted Subsidiary;

(b) any Investment in cash, Cash Equivalents or Investment Grade Securities;

(c) any Investment by the Borrower or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment (a “Permitted Acquisition”) (1) such Person becomes a Restricted Subsidiary or (2) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(d) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with a Disposition made pursuant to Section 10.4 or any other disposition of assets not constituting a Disposition;

(e) any Investment existing on the Closing Date and listed on Schedule 10.5;

(f) any Investment acquired by the Borrower or any Restricted Subsidiary (1) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Borrower of such other Investment or accounts receivable or (2) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g) Hedging Obligations permitted under clause (j) of Section 10.1;

(h) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding, not to exceed the greater of (x) $175,000,000 and (y) 2.25% of Consolidated Total Assets

at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(i) Investments the payment for which consists of Equity Interests of the Borrower, Holdings or any other direct or indirect parent company of the Borrower (exclusive of Disqualified Equity Interests); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (iii) of Section 10.5(a);

(j) guarantees of Indebtedness permitted under Section 10.1;

(k) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 9.9;

(l) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(m) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $175,000,000 and (y) 2.25% of Consolidated Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(n) Investments relating to any special purpose wholly-owned Subsidiary of the Borrower organized in connection with a Receivables Facility that, in the good faith determination of the board of directors of the Borrower, are necessary or advisable to effect such Receivables Facility;

(o) advances to, or guarantees of Indebtedness of, employees not in excess of $25,000,000 outstanding at any one time, in the aggregate; and

(p) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent company thereof.

“Permitted Liens” shall mean, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or for property taxes on property the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(4) Liens in favor of Borrowers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (a) (provided that such Liens shall be subject to the ABL Intercreditor Agreement), (d), (l)(b), (r), (aa), (bb) or (cc) of Section 10.1; provided that, (i) in the case of clause (d), such Lien may not extend to any property or equipment (or assets affixed or appurtenant thereto) other than the property or equipment being financed or refinanced under such clause (d); (ii) in the case of clause (r), such Lien may not extend to any assets other than the assets owned by the Foreign Subsidiaries incurring such Indebtedness; (iii) in the case of Liens securing Permitted Other Indebtedness Obligations that constitute First Lien Obligations pursuant to this clause (6), the applicable Permitted Other Indebtedness Secured Parties (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially more restrictive to the Credit Parties, taken as a whole, than the terms and conditions of the Security Documents and (x) in the case of the first such issuance of Permitted Other Indebtedness constituting First Lien Obligations, the Collateral Agent, the Administrative Agent and the representative for the holders of such Permitted Other Indebtedness Obligations shall have entered into the First Lien Intercreditor Agreement and shall have become a party to the ABL Intercreditor Agreement and (y) in the case of subsequent issuances of Permitted Other Indebtedness constituting First Lien Obligations, the representative for the holders of such Permitted Other Indebtedness Obligations shall have become a party to the First Lien Intercreditor Agreement and the ABL Intercreditor Agreement in accordance with the terms thereof; and (iv) in the case of Liens securing Permitted Other Indebtedness Obligations that do not constitute First Lien Obligations pursuant to this clause (6), the applicable Permitted Other Indebtedness Secured Parties (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially more restrictive to the Credit Parties, taken as a whole, than the terms and conditions of the Security Documents and shall (x) in the case of the first such issuance of Permitted Other Indebtedness that do not constitute First Lien Obligations, the Collateral Agent, the Administrative Agent and the representative of the holders of such Permitted Other Indebtedness Obligations shall have entered into the Second Lien Intercreditor Agreement and shall have become a party to the Second Lien Intercreditor Agreement and (y) in the case of subsequent issuances of Permitted Other Indebtedness that do not constitute First Lien Obligations, the representative for the holders of such Permitted Other Indebtedness shall have become a party to the Second Lien Intercreditor Agreement and the ABL Intercreditor Agreement in accordance with the terms thereof; without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to execute and deliver on behalf of the Secured Parties the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement contemplated by this clause (6);

(7) Liens existing on the Closing Date and set forth on Schedule 10.2;

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(9) Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger or consolidation; provided further that the Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with the Section 10.1.

(11) Liens securing Hedging Obligations and Cash Management Services so long as the related Indebtedness is, and is permitted hereunder to be, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(15) Liens in favor of the Borrower or any Guarantor;

(16) Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s client at which such equipment is located;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6) (other than Indebtedness incurred under Section 10.1(aa), 10.1(bb) or 10.1(cc)), (7), (8), (9), (10), (11), (15) and (20) of this definition of “Permitted Liens’; provided that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11), (15) and (20) at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(20) [Reserved];

(21) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $50,000,000 at any one time outstanding;

(22) Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.11 so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(24) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(25) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.1; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(26) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(27) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(28) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(29) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(30) restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;

(31) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(32) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(33) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(34) Liens on real property located in Topeka, Kansas granted as security for synthetic lease obligations; and

(35) any Lien granted pursuant to a security agreement between the Borrower or any Restricted Subsidiary and a licensee of intellectual property to secure the damages, if any, of such licensee resulting from the rejection of the licensee of such licensee in a bankruptcy, reorganization or similar proceeding with respect to the Borrower or such Restricted Subsidiary; provided that such Liens, in the aggregate, do not encumber any assets of the Borrower or any Restricted Subsidiary other than the assets securing such Liens in existence on the Closing Date.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Other Indebtedness” shall mean subordinated or senior Indebtedness (which Indebtedness may (x) be unsecured, (y) have the same lien priority as the First Lien Obligations or (z) be secured by a Lien ranking junior to the Lien securing the First Lien Obligations), in each case issued or incurred by the Borrower or a Guarantor, (a) the terms of which do not provide for any scheduled repayment, mandatory repayment or redemption or sinking fund obligations prior to, at the time of incurrence, the Latest Term Loan Maturity Date (other than, in each case, customary offers to repurchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default), (b) the covenants, events of default, guarantees, collateral and other terms of which (other than interest rate and redemption or prepayment premiums), taken as a whole, are not more restrictive to the Borrower and the Restricted Subsidiaries than those herein; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within two Business Days after receipt of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (c) of which no Subsidiary of the Borrower (other than a Guarantor) is an obligor and (d) that, if secured, are not secured by any assets other than the Collateral.

“Permitted Other Indebtedness Documents” shall mean any document or instrument (including any guarantee, security agreement or mortgage and which may include any or all of the Credit Documents) issued or executed and delivered with respect to any Permitted Other Indebtedness by any Credit Party.

“Permitted Other Indebtedness Obligations” shall mean, if any Permitted Other Indebtedness is issued or incurred, all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Permitted Other Indebtedness Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Permitted Other Indebtedness Obligations of the applicable Credit Parties under the Permitted Other Indebtedness Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Permitted Other Indebtedness Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any such Credit Party under any Permitted Other Indebtedness Document.

“Permitted Other Indebtedness Secured Parties” shall mean the holders from time to time of secured Permitted Other Indebtedness Obligations (and any representative on their behalf).

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries after the Closing Date, provided that any such Sale Leaseback not between (a) a Credit Party and another Credit Party or (b) a Restricted Subsidiary that is not a Credit Party to another Restricted Subsidiary that is not a Credit Party is consummated for fair value as determined at the time of consummation in good faith by (i) the Borrower or such Restricted Subsidiary and, in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $50,000,000, (ii) the board of directors of the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning provided in Section 13.17(b).

“Pledge Agreement” shall mean (a) the Pledge Agreement, entered into by the Credit Parties party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit E, on the Closing Date, and (b) any other pledge agreement with respect to all of the Obligations delivered pursuant to Section 9.12, in each case, as the same may be amended, supplemented or otherwise modified from time to time.

“Post-Acquisition Period” shall mean, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event, Casualty Event or any Permitted Sale Leaseback.

“Prime Rate” shall mean the “prime rate” referred to in the definition of “ABR.”

“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and the Restricted Subsidiaries; provided that (i) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $10,000,000 and (ii) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that the applicable amount of such cost savings will be realizable during the entirety of such Test Period, or the applicable amount of such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the Borrower delivered pursuant to Section 9.1(h) or Section 9.1(d).

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all Stock in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness and (c) any incurrence or assumption of Indebtedness by the Borrower or any of the Restricted Subsidiaries in connection therewith (it being agreed that if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination).

“Pro Forma Entity” shall have the meaning provided in the definition of the term “Acquired EBITDA.”

“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.

“Qualified Proceeds” means assets that are used or useful in, or Stock of any Person engaged in, a Similar Business.

“Real Estate” shall have the meaning provided in Section 9.1(f).

“Receivables Facility” means any of one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower and the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Borrower or any Restricted Subsidiary sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto.

“Refinanced Term Loans” shall have the meaning provided in Section 13.1.

“Refinancing Permitted Other Indebtedness” shall have the meaning provided in Section 10.1(bb)(ii).

“Refunding Capital Stock” shall have the meaning provided in Section 10.5(b).

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Period” shall mean 12 months following the date of receipt of Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback.

“Rejection Notice” shall have the meaning provided in Section 5.2(h).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Release” shall mean any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the environment, or into, from or through any building.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repayment Amount” shall mean the Initial Term Loan Repayment Amount, a New Term Loan Repayment Amount with respect to any Series or an Extended Term Loan Repayment Amount with respect to any Extension Series, as applicable.

“Replacement Term Loans” shall have the meaning provided in Section 13.1.

“Reportable Event” shall mean any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to DOL Reg. § 4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future).

“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Term Loans with the incurrence by any Credit Party of any long-term bank debt financing incurred for the primary purpose of repaying, refinancing, substituting or replacing the Term Loans and having an effective interest cost or weighted average yield (as determined by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) that is less than the interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of the Term Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Term Loans.

“Required Initial Term Loan Lenders” shall mean, at any date, Lenders having or holding a majority of the sum of (a) the Total Initial Term Loan Commitment at such date and (b) the aggregate outstanding principal amount of the Initial Term Loans (excluding Initial Term Loans held by Affiliated Lenders) at such date.

“Required Lenders” shall mean, at any date, (a) Lenders having or holding a majority of the sum of (i) the Total Term Loan Commitment at such date and (ii) the outstanding principal amount of the Term Loans at such date, in each case excluding the Commitments and Loans held by Affiliated Lenders, or (b) if the Total Term Loan Commitments have been terminated or for the purposes of acceleration pursuant to Section 11, Lenders having or holding a majority of the outstanding principal amount of the Loans (excluding the Loans of Affiliated Lenders) in the aggregate at such date.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payment” shall have the meaning provided in Section 10.5(a).

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” shall have the meaning provided in Section 5.2(h).

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Scheduled Dispositions” shall have the meaning provided in Section 10.4(k).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Lien Intercreditor Agreement” shall mean an Intercreditor Agreement substantially in the form of Exhibit L among the Administrative Agent, the Collateral Agent and the representatives for purposes thereof for any other Permitted Other Indebtedness Secured Parties that are holders of Permitted Other Indebtedness Obligations having a Lien on the Collateral ranking junior to the Lien securing the Obligations, with such changes thereto as may be reasonably acceptable to the Administrative Agent; provided that such changes are not materially adverse to the Lenders.

“Section 2.14 Additional Amendment” shall have the meaning provided in Section 2.14(f)(iv).

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank.

“Secured Parties” shall mean the Administrative Agent, the Collateral Agent and each Lender, in each case with respect to the Term Loans, each Hedge Bank that is party to any Secured Hedge Agreement with the Borrower or any Domestic Subsidiary, and each sub-agent pursuant to Section 12 appointed by the Administrative Agent with respect to matters relating to the Term Loans or the Collateral Agent with respect to matters relating to any Security Document.

“Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns of securities or notes which represent an interest in, or which are collateralized, in whole or in part, by the Loans and the Lender’s rights under the Credit Documents.

“Security Agreement” shall mean the Security Agreement entered into by the Borrower, the other grantors party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit F, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Documents” shall mean, collectively, (a) the Guarantee, (b) the Pledge Agreement, (c) the Security Agreement, (d) the Mortgages, (e) the ABL Intercreditor Agreement, (f) if executed, the First Lien Intercreditor Agreement, (g) if executed, the Second Lien Intercreditor Agreement and (h) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11, 9.12 or 9.14 or pursuant to any other such Security Documents to secure all of the Obligations; provided that each Security Document shall be subject to the 1989 Intercreditor Agreement.

“Senior Notes” shall have the meaning provided in the recitals to this Agreement and any modification, replacement, refinancing, refunding, renewal or extension thereof that constitutes Permitted Additional Debt.

“Senior Notes Indenture” shall mean the Indenture, dated as of the Closing Date, among the Borrower, the guarantors party thereto and a trustee, pursuant to which the Senior Notes shall be issued, as the same may be amended, supplemented or otherwise modified from time to time in accordance therewith.

“Senior Notes Offering” shall have the meaning provided in the recitals of this Agreement.

“Senior Secured Leverage Test” shall mean, as of any date of determination, with respect to the last day of the most recently ended Test Period, the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio shall be no greater than 4.00 to 1.0.

“Series” shall have the meaning provided in Section 2.14(a).

“Similar Business” means any business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Solvent” shall mean, with respect to any Person, that as of the Closing Date, (a) (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (iii) such Person has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Representations” shall mean the representations and warranties relating to the Company, its subsidiaries and their respective businesses made by the Company in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Holdings has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations and warranties in the Acquisition Agreement.

“Specified Transaction” shall mean, with respect to any period, any Investment, any Disposition of assets, incurrence or repayment of Indebtedness, Dividend, Subsidiary designation, New Term Loan or other event that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“Sponsor Management Agreement” means that certain Monitoring Agreement dated as of March 8, 2011, among Holdings, the Borrower, and certain affiliates of the Sponsors, as in effect on the Closing Date and as may be amended, modified, supplemented, restated, replaced or substituted so long as such amendment, modification, supplement, restatement, replacement or substitution is not, when taken as a whole, materially disadvantageous to the Lenders compared to the Monitoring Agreement in effect on the Closing Date.

“Sponsors” shall mean any of (i) KKR and its Affiliates, (ii) Centerview and its Affiliates and (iii) Vestar and its Affiliates, in each case excluding portfolio companies of any of the foregoing.

“SPV” shall have the meaning provided in Section 13.6(g).

“Stock” shall mean shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Guarantor that is by its terms subordinated in right of payment to the obligations of the Borrower and such Guarantor, as applicable, under this Agreement.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Syndication Agent” shall mean Barclays Capital, together with its Affiliates, as syndication agent for the Lenders under this Agreement and the other Credit Documents.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term Loan Commitment” shall mean, with respect to each Lender, such Lender’s Initial Term Loan Commitment, and, if applicable, New Term Loan Commitment with respect to any Series.

“Term Loan Extension Request” shall have the meaning provided in Section 2.14 (f)(i).

“Term Loan Lender” shall mean, at any time, any Lender that has a Term Loan Commitment or an outstanding Term Loan.

“Term Loans” shall mean the Initial Term Loans, any New Term Loans and any Extended Term Loans, collectively.

“Term Priority Collateral” shall mean all Collateral other than ABL Priority Collateral.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended.

“Title Policy” shall have the meaning provided in Section 9.14.

“Total Credit Exposure” shall mean, at any date, the sum, without duplication, of (a) the Total Term Loan Commitment at such date and (b) without duplication of clause (a), the aggregate outstanding principal amount of all Term Loans at such date.

“Total Initial Term Loan Commitment” shall mean the sum of the Initial Term Loan Commitments of all Lenders.

“Total Term Loan Commitment” shall mean the sum of the Initial Term Loan Commitments, and the New Term Loan Commitments, if applicable, of all the Lenders.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement, the Senior Notes Indenture, the Merger and the Equity Investments and any repayment, repurchase, prepayment or defeasance of Indebtedness of the Borrower or any of its Subsidiaries in connection therewith.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” shall mean as to any Term Loan, its nature as an ABR Loan or a LIBOR Loan.

“Unrestricted Subsidiary” shall mean (1) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the board of directors of the Borrower, as provided below) and (2) any Subsidiary of an Unrestricted Subsidiary.

The board of directors of the Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated); provided that

(a) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Borrower,

(b) such designation complies with Section 10.5, and

(c) each of (1) the Subsidiary to be so designated and (2) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary.

The board of directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default shall have occurred and be continuing and either: (1) the Borrower could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 10.1 or (2) the Fixed Charge Coverage Ratio for the Borrower and the Restricted Subsidiaries would be greater than such ratio for the Borrower and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the board of directors of the Borrower shall be notified by the Borrower to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the Board Resolution giving effect to such designation and a certificate of an Authorized Officer certifying that such designation complied with the foregoing provisions.

“U.S.” and “United States” shall mean the United States of America.

“U.S. Lender” shall have the meaning provided in Section 5.4(e).

“Vestar” shall mean Vestar Capital Partners V, L.P.

“Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of directors of such Person under ordinary circumstances.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

1.2. Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

1.3. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Total Debt to Consolidated EBITDA Ratio, the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio and the Senior Secured Leverage Test shall each be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

1.4. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document; and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

SECTION 2. Amount and Terms of Credit

2.1. Commitments. Subject to and upon the terms and conditions herein set forth, each Lender having an Initial Term Loan Commitment severally agrees to make a loan or loans (each, an “Initial Term Loan”) to the Borrower on the Closing Date. Such Term Loans (i) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans, provided that all Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, (ii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iii) shall not exceed for any such Lender the Initial Term Loan Commitment of such Lender, and (iv) shall not exceed in the aggregate the Total Initial Term Loan Commitments. On the Initial Term Loan Maturity Date, all then unpaid Initial Term Loans shall be repaid in full in Dollars.

2.2. Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Term Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $1,000,000 in excess thereof. More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than 15 Borrowings of LIBOR Loans under this Agreement.

2.3. Notice of Borrowing.

(a) The Borrower shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 11:00 a.m. (New York City time) at least two Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) in the case of a Borrowing of Initial Term Loans to be made on the Closing Date if such Initial Term Loans are to be LIBOR Loans and (ii) prior to 11:00 a.m. (New York City time) written notice (or telephonic notice promptly confirmed in writing) in the case of a Borrowing of Initial Term Loans made on the Closing Date if such Initial Term Loans are to be ABR Loans. Such notice (a “Notice of Borrowing”) shall specify (i) the identity of the Borrower, (ii) the aggregate principal amount of the Term Loans to be made, (iii) the date of the Borrowing (which shall be the Closing Date) and (iv) whether the Term Loans shall consist of ABR Loans and/or LIBOR Loans and, if the Term Loans are to include LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Borrowing of Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.

2.4. Disbursement of Funds.

(a) No later than 2:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Lender shall make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date, such funds may be made available at such earlier time as may be agreed among the Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions.

(b) Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will make available to the Borrower, by depositing to an account designated by the Borrower to the Administrative Agent the aggregate of the amounts so made available in the applicable currency. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in the applicable currency. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to, fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5. Repayment of Loans; Evidence of Debt.

(a) The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, on the Initial Term Loan Maturity Date, the then-outstanding Initial Term Loans, in Dollars.

(b) The Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Initial Term Loan Lenders, on each date set forth below (or, if not a Business Day, the immediately preceding Business Day) (each, an “Initial Term Loan Repayment Date”), a principal amount in respect of the Initial Term Loans equal to (x) the outstanding principal amount Initial Term Loans on the Closing Date multiplied by (y) the percentage set forth below opposite such Initial Term Loan Repayment Date (each, an “Initial Term Loan Repayment Amount”):

Date	Initial Term Loan
September 30, 2011	0.25%
December 31, 2011	0.25%
March 31, 2012	0.25%
June 30, 2012	0.25%
September 30, 2012	0.25%
December 31, 2012	0.25%
March 31, 2013	0.25%
June 30, 2013	0.25%
September 30, 2013	0.25%
December 31, 2013	0.25%
March 31, 2014	0.25%

Date	Initial Term Loan
June 30, 2014	0.25%
September 30, 2014	0.25%
December 31, 2014	0.25%
March 31, 2015	0.25%
June 30, 2015	0.25%
September 30, 2015	0.25%
December 31, 2015	0.25%
March 31, 2016	0.25%
June 30, 2016	0.25%
September 30, 2016	0.25%
December 31, 2016	0.25%
March 31, 2017	0.25%
June 30, 2017	0.25%
September 30, 2017	0.25%
December 31, 2017	0.25%
Initial Term Loan Maturity Date	Remaining outstanding amounts

(c) In the event that any New Term Loans are made, such New Term Loans shall, subject to Section 2.14(d), be repaid by the Borrower in the amounts (each, a “New Term Loan Repayment Amount”) and on the dates (each a “New Term Loan Repayment Date”) set forth in the applicable Joinder Agreement. In the event that any Extended Term Loans are established, such Extended Term Loans shall, subject to Section 2.14(f), be repaid by the Borrower in the amounts (each such amount with respect to any Extended Repayment Date, an “Extended Term Loan Repayment Amount”) and on the dates (each, an “Extended Repayment Date”) set forth in the applicable Extension Amendment.

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e) The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is an Initial Term Loan or New Term Loan, as applicable, the Type of each Loan made, and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(f) The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (d) and (e) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.6. Conversions and Continuations.

(a) Subject to the penultimate sentence of this clause (a), (x) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $5,000,000 of the outstanding principal amount of Term Loans of one Type into a Borrowing or Borrowings of another Type and (y) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period, provided that (i) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. (New York City time) at least (i) three Business Days’ notice, in the case of a continuation of or conversion to LIBOR Loans (other than in the case of a notice delivered on the Closing Date pursuant to clause (d), which shall be deemed to be effective on the Closing Date) or (ii) one Business Day’s notice in the case of a conversion into ABR Loans prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b) If any Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans denominated in Dollars and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a), the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.

(c) No Loan may be converted into or continued as a Loan denominated in a different currency.

(d) Notwithstanding anything to the contrary herein, the Borrower may deliver a Notice of Conversion or Continuation pursuant to which the Borrower elects to irrevocably continue the outstanding principal amount of any Initial Term Loans subject to an interest rate Hedge Agreement as LIBOR Loans for each Interest Period until the expiration of the term of such applicable Hedge Agreement.

2.7. Pro Rata Borrowings. Each Borrowing of Initial Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Initial Term Loan Commitments. Each Borrowing of New Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable New Term Loan Commitments. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and

(b) failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

2.8. Interest.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR, in each case, in effect from time to time.

(b) The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable LIBOR Margin plus the relevant LIBOR Rate.

(c) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (the “Default Rate”) (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any other overdue amount, including overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in the same currency in which the Loan is denominated; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December (provided that the first such payment, if applicable, shall be on March 31, 2011), (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Loan, (A) on any prepayment in respect of LIBOR Loans, (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 5.5.

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9. Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, two, three or six or (if available to all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions) a nine or twelve month or shorter period.

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d) the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Maturity Date of such Loan.

2.10. Increased Costs, Illegality, Etc.

(a) In the event that (x) in the case of clause (i) below, the Administrative Agent and (y) in the case of clauses (ii) and (iii) below, the Required Lenders shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the LIBOR Rate for any Interest Period that (x) deposits in the principal amounts and currencies of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or

(ii) at any time, that such Lenders shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (other than any increase or reduction attributable to Taxes, described in paragraph (d) of this Section 2.10) because of (x) any change since the Closing Date in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank LIBOR market or the position of such Lender in such market; or

(iii) at any time, that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Lenders in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the interbank LIBOR market;

then, and in any such event, the Required Lenders (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lenders, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lenders for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to any such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of subclause (iii) above, the Borrower shall take one of the actions specified in subclause (x) or (y), as applicable, of Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the Closing Date, any Change in Law relating to capital adequacy of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy occurring after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Closing Date. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

(d) It is understood that this Section 2.10 shall not apply to (i) Taxes indemnifiable under Section 5.4, (ii) Taxes imposed on gross or net income, profits or revenue, including value-added or similar Taxes, (iii) Excluded Taxes or (iv) Other Taxes.

2.11. Compensation. If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

2.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b) or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10 or 5.4.

2.13. Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11 or 5.4 is given by any Lender more than 120 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 121st day prior to the giving of such notice to the Borrower.

2.14. Incremental Facilities.

(a) The Borrower may by written notice to Administrative Agent elect to request the establishment of one or more additional tranches of term loans (the commitments thereto, the “New Term Loan Commitments”) by an aggregate amount not in excess of the Maximum Incremental Facilities Amount in the aggregate and not less than $50,000,000 individually (or such lesser amount as (x) may be approved by the Administrative Agent or (y) shall constitute the difference between the Maximum Incremental Facilities Amount and all such New Term Loan Commitments obtained on or prior to such date). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Term Loan Commitments shall be effective, which shall be a date not less than ten Business Days after the date on which such notice is delivered to the Administrative Agent. The Borrower may approach any Lender or any Person (other than a natural person) to provide all or a portion of the New Term Loan Commitments; provided that any Lender offered or approached to provide all or a portion of the New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Term Loan Commitment. In each case, such New Term Loan Commitments shall become effective as of the applicable Increased Amount Date; provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Term Loan Commitments, as applicable and (ii) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), (iii) the New Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(e), (iv) the Borrower shall make any payments required pursuant to Section 2.11 in connection with the New Term Loan Commitments, as applicable, and (v) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date shall be designated, a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.

(b) [Reserved].

(c) On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a New Term Loan Commitment (each, a “New Term Loan Lender”) of any Series shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

(d) The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the applicable Joinder Agreement, identical to the existing Initial Term Loans; provided that (i) the applicable New Term Loan Maturity Date of each Series shall be no earlier than the Initial Term Loan Maturity Date and mandatory prepayment and other payment rights (other than scheduled amortization) of the New Term Loans and the existing Initial Term Loans shall be identical; (ii) the rate of interest and the amortization schedule applicable to the New Term Loans of each Series shall be determined by the Borrower and the applicable New Term Loan Lenders and shall be set forth in each applicable Joinder Agreement; provided that (x) the weighted average life to maturity of all New Term Loans shall be no shorter than the weighted average life to maturity of the Initial Term Loans and (y) if the Applicable LIBOR Margin in respect of the New Term Loans exceeds the Applicable LIBOR Margin in respect of the Initial Term Loans by more than 0.50%, the Applicable LIBOR Margin in respect of the Initial Term Loans shall be adjusted to be equal to the Applicable LIBOR Margin in respect of the New Term Loans minus 0.50%; provided further that in determining the Applicable LIBOR Margin, (x) original issue discount or upfront fees (which shall be deemed to constitute a like amount of original issue discount) paid by the Borrower to the New Term Loan Lenders under the New Term Loans and the existing Initial Term Loans in the initial primary syndication thereof shall be included and equated to interest rate (with original issue discount being equated to interest based on an assumed four-year life to maturity) and (y) any amendments to the Applicable LIBOR Margin in respect of the Initial Term Loans that become effective subsequent to the Closing Date but prior to the time of such New Term Loans shall also be included in such calculations; provided further that if the LIBOR Rate in respect of the New Term Loans includes a floor greater than the LIBOR floor applicable to the Initial Term Loans, such excess amount shall be equated to interest margin for purposes of determining any increase to the Applicable Margin in respect of the Initial Term Loans; and (iii) all other terms applicable to the New Term Loans of each Series that differ from the existing Initial Term Loans shall be reasonably acceptable to the Administrative Agent (as evidenced by its execution of the applicable Joinder Agreement).

(e) Each Joinder Agreement may, without the consent of any other Lenders, effect such technical amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.14.

(f) (i) The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.14(f). In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be identical to the Term Loans of the Existing Term Loan Class from which they are to be converted except (x) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.5 or in the Joinder Agreement, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were converted, in each case as more particularly set forth in paragraph (iv) of this Section 2.14(f) below) and (y) (A) the interest margins with respect to the Extended Term Loans may be higher or lower than the interest margins for the Term Loans of such Existing Term Loan Class and/or (B) additional fees may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.14 or otherwise, no Extended Term Loans may be optionally prepaid prior to the date on which the Existing Term Loan Class from which they were converted is repaid in full except in accordance with the last sentence of Section 5.1(a). No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class from which they were converted.

(ii) [Reserved]

(iii) The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the applicable Existing Class or Existing Classes are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans of the Existing Class or Existing Classes subject to such Extension Request converted into Extended Term Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans of the Existing Class or Existing Classes subject to such Extension Request that it has elected to convert into Extended Term Loans; provided that if any Existing Lenders fail to respond, such Existing Lenders will be deemed to have declined to extend their Term Loans. In the event that the aggregate amount of Term Loans of the Existing Class or Existing Classes subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Extension Request, Term Loans of the Existing Class or Existing Classes subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Term Loans included in each such Extension Election.

(iv) Extended Term Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.14(f)(iv) and notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans established thereby) executed by the Credit Parties, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any tranche of Extended Term Loans in an aggregate principal amount that is less than $75,000,000. In addition to any terms and changes required or permitted by Section 2.14(f)(i), each Extension Amendment (x) shall amend the scheduled amortization payments pursuant to Section 2.5 or the applicable Joinder Agreement with respect to the Existing Term Loan Class from which the Extended Term Loans were converted to reduce each scheduled Repayment Amount for the Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class is to be converted pursuant to such Extension Amendment (it being understood that the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof) and (y) may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity and weighted average life to maturity of New Term Loans incurred following the date of such Extension Amendment. Notwithstanding anything to the contrary in this Section 2.14(f) and without limiting the generality or applicability of Section 13.1 to any Section 2.14 Additional Amendments (as defined below), any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.14 Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 2.14 Additional Amendments are within the requirements of Section 2.14(f)(i) and do not become effective prior to the time that such Section 2.14 Additional Amendments have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of New Term Loans provided for in any Joinder Agreement and (2) consents applicable to holders of any Extended Term Loans provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.14 Additional Amendments to become effective in accordance with Section 13.1.

(v) Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Class is converted to extend the related scheduled maturity date(s) in accordance with clauses (i) and/or (ii) above (an “Extension Date”), in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date).

2.15. Permitted Debt Exchanges.

(a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act of 1933, as amended)) with outstanding Term Loans on the same terms, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans for Permitted Other Indebtedness in the form of notes (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of a Permitted Debt Exchange Offer is delivered to the relevant Lenders, (ii) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) each such Permitted Exchange Offer shall be made on a pro rata basis to the Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act of 1933, as amended)) based on their respective aggregate principal amounts of outstanding Term Loans, (vi) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Administrative Agent, and (vii) any applicable Minimum Tender Condition shall be satisfied.

(b) With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.15, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.1 or 5.2, and (ii) such Permitted Debt Exchange Offer shall be made for not less than $75,000,000 in aggregate principal amount of Term Loans, provided that subject to the foregoing clause (ii) the Borrower may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans be tendered.

(c) In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least 10 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.15 and without conflict with Section 2.15(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five (5) Business Days following the date on which the Permitted Debt Exchange Offer is made.

(d) The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended.

SECTION 3. [Reserved]

SECTION 4. Fees

4.1. Fees. The Borrower agrees to pay to the Administrative Agent in Dollars, for its own account, administrative agent fees as have been previously agreed in writing or as may be agreed in writing from time to time.

4.2. Mandatory Termination of Commitments.

(a) The Initial Term Loan Commitments shall terminate at 5:00 p.m. (New York City time) on the Closing Date.

(b) The New Term Loan Commitment for any Series shall, unless otherwise provided in the applicable Joinder Agreement, terminate at 5:00 p.m. (New York City time) on the Increased Amount Date for such Series.

SECTION 5. Payments

5.1. Voluntary Prepayments.

(a) The Borrower shall have the right to prepay its Term Loans without premium or penalty, subject to clause (b) below, in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 3:00 p.m. (New York City time) (i) in the case of LIBOR Loans, three Business Days prior to or (ii) in the case of ABR Loans, one Business Day prior to, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (b) each partial prepayment of any Borrowing of LIBOR Loans shall be in a minimum amount of $5,000,000 and in multiples of $1,000,000 in excess thereof and (ii) any ABR Loans shall be in a minimum amount of $1,000,000 and in multiples of $100,000 in excess thereof, provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such LIBOR Loans and (c) in the case of any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto, the Borrower shall, after receipt of a written request by any applicable Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan. Each prepayment in respect of any Term Loans pursuant to this Section 5.1 shall be (a) applied to the Class or Classes of Term Loans as the Borrower may specify and (b) applied to reduce Initial Term Loan Repayment Amounts, any New Term Loan Repayment Amounts, and, subject to Section 2.14(f), Extended Term Loan Repayment Amounts, as the case may be, in each case, in such order as the Borrower may specify. Notwithstanding the foregoing, the Borrower may not repay Extended Term Loans of any Extension Series unless such prepayment is accompanied by a pro rata repayment of Term Loans of the Existing Term Loan Class from which such Extended Term Loans were converted (or such Term Loans of the Existing Term Loan Class have otherwise been repaid in full).

(b) In the event that, on or prior to the first anniversary of the Closing Date, the Borrower (x) makes any prepayment of Term Loans in connection with any Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lender, (I) in the case of clause (x), a prepayment premium of 1% of the amount of the Term Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the applicable Term Loans outstanding immediately prior to such amendment.

5.2. Mandatory Prepayments.

(a) Term Loan Prepayments. (i) On each occasion that a Prepayment Event occurs, the Borrower shall, within three Business Days after its receipt of the Net Cash Proceeds of a Debt Incurrence Prepayment Event and within ten Business Days after the occurrence of any other Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within ten Business Days after the Deferred Net Cash Proceeds Payment Date), prepay, in accordance with clause (c) below and subject to clause (B) of this Section 5.2(a)(i), Term Loans with an equivalent principal amount equal to 100% of the Net Cash Proceeds from such Prepayment Event; provided that, with respect to the Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback, in each case solely to the extent with respect to any Collateral, the Borrower may use a portion of such Net Cash Proceeds to prepay or repurchase Permitted Other Indebtedness (and with such prepaid or repurchased Permitted Other Indebtedness permanently extinguished) with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations to the extent any applicable Permitted Other Indebtedness Document requires the issuer of such Permitted Other Indebtedness to prepay or make an offer to purchase such Permitted Other Indebtedness with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Permitted Other Indebtedness with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations and with respect to which such a requirement to prepay or make an offer to purchase exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Other Indebtedness and the outstanding principal amount of Term Loans.

(ii) Not later than the date that is ninety days after the last day of any fiscal year (commencing with and including the fiscal year ending April 29, 2012), the Borrower shall prepay, in accordance with clause (c) below, Term Loans with a Dollar Equivalent principal amount equal to (x) 50% of Excess Cash Flow for such fiscal year, provided that (A) the percentage in this Section 5.2(a)(ii) shall be reduced to 25% if the Consolidated Total Debt to Consolidated EBITDA Ratio on the date of prepayment (prior to giving effect thereto and as certified by an Authorized Officer of the Borrower) is less than or equal to 5.5 to 1.0 but greater than 4.5 to 1.0 and (B) no payment of any Term Loans shall be required under this Section 5.2(a)(ii) if the Consolidated Total Debt to Consolidated EBITDA Ratio on the date of prepayment (prior to giving effect thereto and as certified by an Authorized Officer of the Borrower) is less than or equal to 4.5 to 1.00, minus (y) the principal amount of Term Loans voluntarily prepaid pursuant to Section 5.1 during such fiscal year and, to the extent accompanied by permanent optional reductions of revolving commitments, revolving loans under the ABL Facility or other revolving facilities, in each case, other than to the extent any such prepayment is funded with the proceeds of Funded Debt.

(b) [Reserved].

(c) Application to Repayment Amounts. Subject to Section 5.2(h), each prepayment of Term Loans required by Section 5.2(a)(i) or (ii) shall be allocated pro rata among the Initial Term Loans, the New Term Loans and the Extended Term Loans based on the applicable remaining Repayment

Amounts due thereunder and shall be applied within each Class of Term Loans (i) first to the next four scheduled installments of unpaid Repayment Amounts due in respect of such Term Loans in direct order of maturity thereof and (ii) thereafter on a pro rata basis based on the principal amounts of each scheduled installment of the remaining unpaid Repayment Amounts; provided that, subject to the pro rata application to Repayment Amounts, if any Class of Extended Term Loans have been established hereunder, the Borrower may allocate such prepayment in its sole discretion to the Term Loans of the Existing Term Loan Class, if any, from which such Extended Term Loans were converted. Subject to Section 5.2(h), with respect to each such prepayment, the Borrower will, not later than the date specified in Section 5.2(a) for making such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing and which shall include a calculation of the amount of such prepayment to be applied to each Class of Term Loans) requesting that the Administrative Agent provide notice of such prepayment to each Initial Term Loan Lender, New Term Loan Lender or Extended Term Loan Lender, as applicable.

(d) Application to Term Loans. With respect to each prepayment of Term Loans required by Section 5.2(a), the Borrower may, if applicable, designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided, that if any Lender has provided a Rejection Notice in compliance with Section 5.2(h), such prepayment shall be applied with respect to the Term Loans to be prepaid on a pro rata basis across all outstanding Types of such Term Loans in proportion to the percentage of such outstanding Term Loans to be prepaid represented by each such Class. In the absence of a Rejection Notice or a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(e) [Reserved].

(f) [Reserved].

(g) Minimum Amount. No prepayment shall be required pursuant to Section 5.2(a)(i) (other than in connection with a Debt Incurrence Prepayment Event) (i) in the case of any Disposition yielding Net Cash Proceeds of less than $10,000,000 in the aggregate and (ii) unless and until the amount at any time of Net Cash Proceeds from Prepayment Events required to be applied at or prior to such time pursuant to such Section and not yet applied at or prior to such time to prepay Term Loans pursuant to such Section exceeds (x) $10,000,000 for a single Prepayment Event or (y) $50,000,000 in the aggregate for all Prepayment Events (other than those which are either under the threshold specified in subclause (i) or over the threshold specified in subclause (ii)(x)) in any one fiscal year, at which time all such Net Cash Proceeds referred to in this subclause (y) with respect to such fiscal year shall be applied as a prepayment in accordance with this Section 5.2.

(h) Rejection Right. The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 5.2(a) at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Term Loans of the contents of the Borrower’s prepayment notice and of such Lender’s pro rata share of the prepayment. Each Term Loan Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 5.2(a) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York time) one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds remaining thereafter shall be retained by the Borrower (“Retained Declined Proceeds”); provided that in the case of any mandatory repayment of Term Loans required to be made pursuant to Section 5.2(a)(i) (in the case of Permitted Other Indebtedness issued or incurred pursuant to Section 10.1(aa)), any Declined Proceeds shall be reallocated and paid to the Term Loan Lenders that have not rejected such mandatory prepayment on a pro rata basis and shall not constitute Retained Declined Proceeds.

(i) Foreign Asset Sales. Notwithstanding any other provisions of this Section 5.2, (i) to the extent that any or all of the Net Cash Proceeds from a Casualty Event of, or any asset sale by a Restricted Foreign Subsidiary giving rise to an Asset Sale Prepayment Event (a “Foreign Asset Sale”) or any amount included in Excess Cash Flow and attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law from being repatriated to the United States, such portion of the Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.2 but may be retained by the applicable Restricted Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Restricted Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans as required pursuant to this Section 5.2 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale or Excess Cash Flow would have a material adverse tax consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Restricted Foreign Subsidiary, provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds or Excess Cash Flow so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 5.2(a), (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Restricted Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Restricted Foreign Subsidiary.

5.3. Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder shall be made in the currency in which such Loans are denominated and all other payments under each Credit Document shall, unless otherwise specified in such Credit Document, be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) may be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4. Net Payments.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable laws require any Credit Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as reasonably determined by such withholding agent.

(ii) If any Credit Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding Taxes, from any payment, then (A) such withholding agent shall withhold or make such deductions as are reasonably determined by such withholding agent to be required by applicable law, (B) such withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or deductions have been made (including withholding or deductions applicable to additional sums payable under this Section) the Administrative Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deductions been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Tax Indemnifications. Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 15 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If the Borrower reasonably believes that any such Indemnified Taxes or Other Taxes were not correctly or legally asserted, the Administrative Agent and/or each affected

Lender will use reasonable efforts to cooperate with the Borrower in pursuing a refund of such Indemnified Taxes or Other Taxes so long as such efforts would not, in the sole determination of the Administrative Agent or affected Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it.

(d) Evidence of Payments. After any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Any documentation and information required to be delivered by a Lender pursuant to this Section 5.4(e) (including any specific documentation set forth in subsection (ii) below) shall be delivered by such Lender (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before any date on which such documentation expires or becomes obsolete, (iii) after the occurrence of any change in the Lender’s circumstances requiring a change in the most recent documentation previously delivered by it to the Borrower and the Administrative Agent and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and each such Lender shall promptly notify in writing the Borrower and the Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Non-U.S. Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to any payments hereunder or under any other Credit Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable:

(1) executed originals of Internal Revenue Service Form W-8BEN (or any successor form thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(2) executed originals of Internal Revenue Service Form W-8ECI (or any successor form thereto);

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, substantially in the form of Exhibit N-1, N-2, N-3 or N-4 (a “Non-Bank Certificate”), to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no interest payments are effectively connected income and (y) executed originals of Internal Revenue Service Form W-8BEN;

(4) where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), IRS Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a Non-Bank Certificate of such beneficial owner(s) (provided that, if the Non-U.S. Lender is a partnership and not a participating Lender, the Non-Bank Certificate(s) may be provided by the Non-U.S. Lender on behalf of the beneficial owner(s)); or

(5) executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Notwithstanding anything to the contrary in this Section 5.4, no Lender shall be required to deliver any documentation that it is not legally eligible to deliver.

(f) Treatment of Certain Refunds. Subject to the last sentence in Section 5.4(c), at no time shall the Administrative Agent or any Lender have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section, the Administrative Agent or such Lender (as applicable) shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. In such event, the Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that it deems confidential). This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.

5.5. Computations of Interest and Fees.

(a) Except as provided in the next succeeding sentence, interest on LIBOR Loans and ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Administrative Agent’s prime rate shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b) Fees shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.6. Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 6. Conditions Precedent to Initial Borrowing

The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent.

6.1. Credit Documents. The Administrative Agent shall have received:

(a) this Agreement, executed and delivered by a duly authorized officer of the Borrower and each Lender;

(b) the Guarantee, executed and delivered by a duly authorized officer of each Guarantor;

(c) the Pledge Agreement, executed and delivered by a duly authorized officer of each pledgor party thereto;

(d) the Security Agreement, executed and delivered by a duly authorized officer of each grantor party thereto; and

(e) the ABL Intercreditor Agreement executed and delivered by a duly authorized officer of each party thereto.

6.2. Collateral. Except for any items referred to on Schedule 9.14(e):

(a) (i) All outstanding equity interests in whatever form of each Restricted Subsidiary directly owned by or on behalf of any Credit Party and required to be pledged pursuant to the Pledge Agreement shall have been pledged pursuant thereto and (ii) the Collateral Agent shall have received all certificates representing securities pledged under the Pledge Agreement to the extent certificated, accompanied by instruments of transfer and undated stock powers endorsed in blank;

(b) All Uniform Commercial Code or other applicable personal property and financing statements, reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Collateral Agent for filing, registration or recording;

(c) The Borrower shall deliver to the Collateral Agent a completed Perfection Certificate, executed and delivered by an Authorized Officer of the Borrower, together with all attachments contemplated thereby; and

(d) The Guarantee shall be in full force and effect.

6.3. Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Simpson Thacher & Bartlett LLP, special counsel to the Borrower, substantially in the form of Exhibit G. The Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinion.

6.4. Equity Investments. Equity Investments, which, to the extent constituting Stock other than common Stock, shall be on terms and conditions and pursuant to documentation reasonably satisfactory to the Joint Lead Arrangers and Bookrunners to the extent material to the interests of the Lenders, in an amount not less than the Minimum Equity Amount shall have been made.

6.5. Closing Certificates. The Administrative Agent shall have received a certificate of the Credit Parties, dated the Closing Date, substantially in the form of Exhibit H, with appropriate insertions, of each Credit Party, executed by the President or any Vice President and the Secretary or any Assistant Secretary of each Credit Party, and attaching the documents referred to in Section 6.6.

6.6. Authorization of Proceedings of Each Credit Party; Corporate Documents. The Administrative Agent shall have received (i) a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the board of directors or other managers of each Credit Party (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder, (ii) the Certificate of Incorporation and By-Laws, Certificate of Formation and Operating Agreement or other comparable organizational documents, as applicable, of each Credit Party and (iii) signature and incumbency certificates of the Authorized Officers of each Credit Party executing the Credit Documents to which it is a party.

6.7. Fees. The Agents and Lenders shall have received the fees in the amounts previously agreed in writing to be received on the Closing Date and all expenses (including the reasonable fees, disbursements and other charges of counsel) payable by the Credit Parties for which invoices have been presented prior to the Closing Date shall have been paid.

6.8. Representations and Warranties. On the Closing Date, (x) the Specified Representations and (y) the representations and warranties with respect to Holdings and the Borrower set forth in Sections 8.1(a), 8.2, 8.3(c), 8.5, 8.7, 8.17 and 8.18 of this Agreement and in Section 3.2(a) and (b) of the Security Agreement, shall be true and correct in all material respects (or if qualified by “materiality,” “material adverse effect” or similar language, in all respects (after giving effect to such qualification)).

6.9. Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from the Chief Executive Officer, President, the Chief Financial Officer, the Treasurer, the Vice President-Finance or any other senior financial officer of the Borrower to the effect that after giving effect to the consummation of the Transactions, the Borrower on a consolidated basis with its Subsidiaries is Solvent.

6.10. Merger. Concurrently with the initial Credit Event hereunder, the Merger shall have been consummated in accordance with the terms of the Acquisition Agreement (or the Joint Lead Arrangers and Bookrunners shall be reasonably satisfied with the arrangements in place for the consummation of the Merger reasonably promptly after the initial Credit Event hereunder and shall have received confirmation from representatives of the Borrower that such actions shall be taken promptly after the initial Credit Event hereunder), without giving effect to any modifications, amendments or express waivers thereto that are materially adverse to the Lenders (it being understood and agreed that any reduction in the purchase price of the Acquisition shall not be deemed to be materially adverse to the Lenders so long as 75% of such reduction serves to reduce the principal amount of Senior Notes and 25% to reduce the Equity Investments) without the reasonable consent of the Joint Lead Arrangers and Bookrunners.

6.11. Patriot Act. The Joint Lead Arrangers and Bookrunners shall have received such documentation and information as is reasonably requested in writing at least 10 days prior to the Closing Date by the Administrative Agent about the Borrower and the Guarantors to the extent the Administrative Agent and the Borrower in good faith mutually agree is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

6.12. Pro Forma Balance Sheet. The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income of the Borrower as of and for the twelve-month period ending October 31, 2010, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or as of May 4, 2009 (in the case of such other statements of income).

6.13. No Material Adverse Change. No Material Adverse Change shall have occurred since May 2, 2010.

SECTION 7. [Reserved]

SECTION 8. Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement and to make the Loans as provided for herein, the Borrower and Holdings make the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans (it being understood that the following representations and warranties shall be deemed made with respect to any Foreign Subsidiary only to the extent relevant under applicable law):

8.1. Corporate Status. Holdings, the Borrower and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

8.2. Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms (provided, that, with respect to the creation and perfection of security interests with respect to Stock and Stock Equivalents of Foreign Subsidiaries, only to the extent enforceability of such obligation with respect to which Stock and Stock Equivalents of Foreign Subsidiaries is governed by the Uniform Commercial Code), except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

8.3. No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Merger and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) except as set forth in Schedule 8.3, result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) other than any such breach, default or

Lien that could not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Credit Party or any of the Restricted Subsidiaries.

8.4. Litigation. Except as set forth on Schedule 8.4, there are no actions, suits or proceedings pending or, to the knowledge of Holdings or the Borrower, threatened with respect to Holdings, the Borrower or any of the Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

8.5. Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6. Governmental Approvals. The execution, delivery and performance of the Acquisition Agreement or any Credit Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents and (iii) such licenses, approvals, authorizations or consents the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

8.7. Investment Company Act. None of Holdings, the Borrower or any Restricted Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8. True and Complete Disclosure.

(a) None of the written factual information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Holdings, the Borrower, any of the Subsidiaries or any of their respective authorized representatives to the Administrative Agent, any Joint Lead Arranger, and/or any Lender on or before the Closing Date (including all such information and data contained in (i) the Confidential Information Memorandum (as updated prior to the Closing Date and including all information incorporated by reference therein) and (ii) the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial information, projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.

(b) The projections (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

8.9. Financial Condition; Financial Statements.

(a) The unaudited historical consolidated financial information of the Borrower as set forth in the Confidential Information Memorandum, and (b) the Historical Financial Statements, in each case present fairly in all material respects the consolidated financial position of the Borrower at the respective dates of said information, statements and results of operations for the respective periods covered thereby. The unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries as at October 31, 2010 (including the notes thereto) (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of operations of the Borrower and its Subsidiaries for the 12-month period ending on such date (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared based on (x) the Historical Financial Statements and (y) the unaudited historical consolidated financial information described in clause (a) of this Section 8.9 and have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a Pro Forma Basis the estimated financial position of the Borrower and its Subsidiaries as at October 31, 2010 and their estimated results of operations as if the Transactions had been consummation on May 4, 2009. The financial statements referred to in clause (b) of this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements. Since May 2, 2010, there has been no Material Adverse Effect.

8.10. Compliance with Laws; No Default. Each Credit Party is in compliance with all Requirements of Law applicable to it or its property, except where the failure to be so in compliance, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

8.11. Tax Matters. Except as could not reasonably be expected to have a Material Adverse Effect, (a) each of Holdings, the Borrower and the Subsidiaries has filed all federal income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has timely paid all taxes payable by it (whether or not shown on a tax return) that have become due, (b) each of Holdings, the Borrower and the Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of management of Holdings, the Borrower or such Subsidiary) in accordance with GAAP for the payment of, all federal, state, provincial and foreign taxes applicable for the current fiscal year to the Closing Date and (c) each of Holdings, the Borrower and the Subsidiaries has withheld amounts from their respective employees for all periods in compliance with the tax, social, security and unemployment withholding provisions of applicable law and timely paid such withholdings to the respective Governmental Authorities.

8.12. Compliance with ERISA.

(a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Credit Party and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Pension Plans and the regulations and published interpretations thereunder; (ii) no ERISA Event has occurred or is reasonably expected to occur; and (iii) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Credit Party or any ERISA Affiliate or to which any Credit Party or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plan allocable to such accrued benefits, and the present value of all accumulated benefit obligations of all underfunded Pension Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans.

(b) Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, no Foreign Plan Event has occurred or is reasonably expected to occur.

8.13. Subsidiaries. Schedule 8.12 lists each Subsidiary of Holdings and the Borrower (and the direct and indirect ownership interest of Holdings and the Borrower therein), in each case existing on the Closing Date.

8.14. Intellectual Property. Each of Holdings, the Borrower and each of the Restricted Subsidiaries owns or has the right to use all Intellectual Property that is necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure of the foregoing could not reasonably be expected to have a Material Adverse Effect.

8.15. Environmental Laws.

(a) Except as could not reasonably be expected to have a Material Adverse Effect: (i) each of Holdings, the Borrower and each of the Subsidiaries and their respective operations and properties are in compliance with all Environmental Laws; (ii) neither Holdings, the Borrower nor any Subsidiary is subject to any Environmental Claim or any other liability under any Environmental Law; (iii) neither Holdings, the Borrower nor any Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) to the knowledge of the Borrower, no underground or above ground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by Holdings, the Borrower or any of its Subsidiaries.

(b) Neither Holdings, the Borrower nor any of the Subsidiaries has treated, stored, transported, Released or disposed or arranged for disposal or transport for disposal or treatment of Hazardous Materials at, on, under or from any currently or, formerly owned or operated property nor, to the knowledge of Borrower, has there been any other Release of Hazardous Materials at, on, under or from any such properties, in each case, in a manner that could reasonably be expected to have a Material Adverse Effect.

8.16. Properties. (a) Each of Holdings, the Borrower and the Subsidiaries have good and valid record title to or valid leasehold interests in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect and (b) no Mortgage encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968, as amended, unless flood insurance available under such Act has been obtained in accordance with Section 9.3(b).

8.17. Solvency. On the Closing Date (after giving effect to the Transactions), immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, the Borrower on a consolidated basis with its Subsidiaries will be Solvent.

8.18. Patriot Act. On the Closing Date, each of Holdings, the Borrower and its Restricted Subsidiaries is in compliance in all material respects with the Patriot Act, and Holdings and the Borrower have provided to the Administrative Agent all information related to Holdings, the Borrower and the Restricted Subsidiaries (including but not limited to names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent and mutually agreed to be required by the Patriot Act to be obtained by the Administrative Agent or any Lender.

SECTION 9. Affirmative Covenants

Each of Holdings and the Borrower hereby covenants and agrees that until the Commitments have terminated and the Loans, together with interest, Fees and all other Obligations incurred hereunder (other than contingent indemnity obligations), are paid in full:

9.1. Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. As soon as available and in any event within 5 days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year (120 days in the case of the fiscal year ending May 1, 2011)), the consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years (or, in lieu of such audited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand), all in reasonable detail and prepared in accordance with GAAP, and, in each case, certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower or any of the Material Subsidiaries (or group of Subsidiaries that together would constitute a Material Subsidiary) as a going concern.

(b) Quarterly Financial Statements. As soon as available and in any event within 5 days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period (60 days for the fiscal quarter ended January 30, 2011)), the consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statements of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year (or, in lieu of such unaudited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand), all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to changes resulting from normal year-end adjustments.

(c) Budgets. Within 90 days after the commencement of each fiscal year of the Borrower, a budget of the Borrower in reasonable detail on a quarterly basis for such fiscal year as customarily prepared by management of the Borrower for its internal use consistent in scope with the financial statements provided pursuant to Section 9.1(a), setting forth the principal assumptions upon which such budget is based (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of an Authorized Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections.

(d) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.1 (a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, as the case may be, which certificate shall set forth (i) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be and (ii) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor. At the time of the delivery of the financial statements provided for in Section 9.1(a), a certificate of an Authorized Officer of the Borrower setting forth the information required pursuant to Section 1(a) of the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this clause (d), as the case may be.

(e) Notice of Default or Litigation. Promptly after an Authorized Officer of the Borrower or any of the Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against the Borrower or any of the Subsidiaries that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

(f) Environmental Matters. Promptly after an Authorized Officer of the Borrower or any of the Subsidiaries obtains knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:

(i) any pending or threatened Environmental Claim against any Credit Party or any Real Estate;

(ii) any condition or occurrence on any Real Estate that (x) could reasonably be expected to result in noncompliance by any Credit Party with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against any Credit Party or any Real Estate;

(iii) any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv) the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto. The term “Real Estate”

shall mean land, buildings, facilities and improvements owned or leased by any Credit Party, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(g) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of the Restricted Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that the Borrower or any of the Restricted Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of the Restricted Subsidiaries (including the Senior Notes (whether publicly issued or not)), in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.

(h) Pro Forma Adjustment Certificate. Not later than any date on which financial statements are delivered with respect to any Test Period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of the Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 9.1 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of subclauses (A) and (B) of this paragraph, to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating or other information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand.

9.2. Books, Records and Inspections. The Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default (a) only the Administrative Agent on behalf of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, (b) the Administrative Agent shall not exercise such rights more than two times in any calendar year and (c) only one such visit shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent (or any of its respective representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

9.3. Maintenance of Insurance. (a) The Borrower will, and will cause each Material Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Administrative Agent, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried and (b) with respect to each Mortgaged Property, Borrower will obtain flood insurance in such total amount as may reasonably be required by the Collateral Agent, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time. All such insurance shall name the Collateral Agent as mortgagee/loss payee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) and all such insurance shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent.

9.4. Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower or any of the Restricted Subsidiaries, provided that neither the Borrower, nor any of the Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto in accordance with GAAP and the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

9.5. Preservation of Existence; Consolidated Corporate Franchises. The Borrower will, and will cause each Material Subsidiary to, take all actions necessary (a) to preserve and keep in full force and effect its existence, corporate rights and authority and (b) to maintain its rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, in each case, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under “Permitted Investments” and Sections 10.3, 10.4 or 10.5.

9.6. Compliance with Statutes, Regulations, Etc. The Borrower will, and will cause each Subsidiary to, (a) comply with all applicable laws, rules, regulations and orders applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, (b) comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws and

(c) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except in each case of (a), (b) and (c) of this Section 9.6, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

9.7. ERISA. (i) The Borrower will furnish to the Administrative Agent promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Credit Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the Credit Parties or any of their ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Credit Parties and/or their ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof and (ii) the Borrower will notify the Administrative Agent promptly following the occurrence of any ERISA Event and/or Foreign Plan Event that, alone or together with any other ERISA Events and/or Foreign Plan Events that have occurred, could reasonably be expected to result in liability of any Credit Party or any of its ERISA Affiliates in an aggregate amount exceeding $10,000,000.

9.8. Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.9. Transactions with Affiliates. The Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than the Borrower and the Restricted Subsidiaries) on terms that are substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, provided that the foregoing restrictions shall not apply to (a) the payment of customary fees to the Sponsors for management, consulting and financial services rendered to the Borrower and the Restricted Subsidiaries pursuant to the Sponsor Management Agreement and customary investment banking fees paid to the Sponsors for services rendered to the Borrower and the Subsidiaries in connection with divestitures, acquisitions, financings and other transactions which payments are approved by a majority of the board of directors of the Borrower in good faith, (b) transactions permitted by Section 10.5, (c) the payment of the Transaction Expenses, (d) the issuance of Stock or Stock Equivalents of Holdings to the management of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries in connection with the Transactions or pursuant to arrangements described in clause (f) of this Section 9.9, (e) loans, advances and other transactions between or among the Borrower, any Restricted Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower but for the Borrower’s or a Subsidiary’s ownership of Stock or Stock Equivalents in such joint venture or Subsidiary) to the extent permitted under Section 10, (f) employment and severance arrangements between the Borrower and the Restricted Subsidiaries and their respective officers, employees or consultants (including management and employee benefit plans or agreements, stock option plans and other compensatory arrangements) in the ordinary course of business, (g) payments by the Borrower (and any direct or indirect parent thereof) and the Subsidiaries pursuant to the tax sharing agreements among the Borrower (and any such parent) and the Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Borrower, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of the amount received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Borrower, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such direct or indirect parent company of the Borrower, (h) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers, employees of the Borrower (or any direct or indirect parent thereof) and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries, (i) transactions undertaken pursuant to membership in a purchasing consortium and (j) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 9.9 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect.

9.10. End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause (a) each of its, and each of its Restricted Subsidiaries’, fiscal years to end on the Sunday closest to April 30 of each year and (b) each of its, and each of its Restricted Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the Borrower’s past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11. Additional Guarantors and Grantors. Subject to any applicable limitations set forth in the Security Documents, the Borrower will cause each direct or indirect Domestic Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition), and each other Domestic Subsidiary that ceases to constitute an Excluded Subsidiary, within 45 days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion), and Borrower may at its option cause any Subsidiary to execute a supplement to each of the Guarantee, the Pledge Agreement and the Security Agreement in order to become a Guarantor under the Guarantee and a grantor under such Security Documents or, to the extent reasonably requested by the Collateral Agent, enter into a new Security Document substantially consistent with the analogous existing Security Documents and otherwise in form and substance reasonably satisfactory to such Collateral Agent and take all other action reasonably requested by the Collateral Agent to grant a perfected security interest in its assets to substantially the same extent as created by the Credit Parties on the Closing Date.

9.12. Pledge of Additional Stock and Evidence of Indebtedness. Subject to any applicable limitations set forth in the Security Documents and other than (x) when in the reasonable determination of the Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so would result in adverse tax consequences as reasonably determined by the Borrower, the Borrower will cause (i) all certificates representing Stock and Stock Equivalents of any Subsidiary (other than (x) any Excluded Stock and Stock Equivalents and (y) any Stock and Stock Equivalents issued by any Subsidiary for so long as such Subsidiary does not (on a consolidated basis with its Restricted Subsidiaries) constitute a Material Subsidiary) held directly by the Borrower or any Guarantor, (ii) all evidences of Indebtedness in excess of $10,000,000 received by the Borrower or any of the Guarantors in connection with any disposition of assets pursuant to Section 10.4(b) and (iii) any promissory notes executed after the Closing Date evidencing Indebtedness in excess of $10,000,000 of the Borrower or any Subsidiary that is owing to the Borrower or any Guarantor, in each case, to be delivered to the Collateral Agent as security for the Obligations under the Pledge Agreement.

9.13. Use of Proceeds. The Borrower will use the proceeds of the Initial Term Loans, the Senior Notes Offering and a portion of the proceeds of borrowings under the ABL Facility to effect the Transactions.

9.14. Further Assurances.

(a) The Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents) that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries.

(b) Subject to any applicable limitations set forth in the Security Documents and other than (x) when in the reasonable determination of the Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so would result in adverse tax consequences as reasonably determined by the Borrower, if any assets (including any real estate or improvements thereto or any interest therein but excluding Stock and Stock Equivalents of any Subsidiary) with a book value or fair market value in excess of $10,000,000 are acquired by the Borrower or any other Credit Party after the Closing Date (other than assets constituting Collateral under a Security Document that become subject to the Lien of the applicable Security Document upon acquisition thereof) that are of a nature secured by a Security Document or that constitute real property, the Borrower will notify the Collateral Agent, and, if requested by the Collateral Agent, the Borrower will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other applicable Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent, as soon as commercially reasonable but in no event later than 90 days, unless extended by the Administrative Agent in its sole discretion, to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 9.14.

(c) Any Mortgage delivered to the Collateral Agent in accordance with the preceding clause (b) shall, if requested by the Collateral Agent, be received as soon as commercially reasonable but in no event later than 90 days, unless extended by the Administrative Agent in its sole discretion and accompanied by (x) a policy or policies (or an unconditional binding commitment therefor to be replaced by a final title policy) of title insurance issued by a nationally recognized title insurance company, in such amounts as reasonably acceptable to the Collateral Agent not to exceed the fair market value of the applicable Mortgaged Property, insuring the Lien of each Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2 or as otherwise permitted by the Collateral Agent and otherwise in form and substance reasonably acceptable to the Collateral Agent, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request but only to the extent such endorsements are (i) available in the relevant jurisdiction (provided in no event shall the Collateral Agent request a creditors’ rights endorsement) and (ii) available at commercially reasonable rates, (y) an opinion of local counsel to the applicable Credit Party in form and substance reasonably acceptable to the Collateral Agent, (z) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination, and if such Mortgaged Property is located in a special flood hazard area, (i) a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Credit Parties and (ii) certificates of insurance evidencing the insurance required by Section 9.3 in form and substance satisfactory to the Collateral Agent and (aa) an ALTA survey in a form and substance reasonably acceptable to the Collateral Agent or such existing survey together with a no-change affidavit sufficient for the title company to remove all standard survey exceptions from the Title Policy related to such Mortgaged Property and issue the endorsements required in (x) above.

(d) Real Property Requirements. The Collateral Agent shall have received, within 90 days after the Closing Date (unless waived or extended by Administrative Agent in its sole discretion), to the extent such items have not been delivered as of the Closing Date, the following:

(i) a Mortgage encumbering each Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Credit Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Collateral Agent;

(ii) with respect to each Mortgage, a policy of title insurance (or an unconditional binding commitment therefor to be replaced by a final title policy) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein, free of any other Liens except as permitted by Section 10.2 or as otherwise permitted by the Collateral Agent, in amounts reasonably acceptable to the Collateral Agent not to exceed the net book value or tax assessed value (whichever is higher) of the applicable Mortgaged Property, which policy (or such commitment) (each, a “Title Policy”) shall (A) be issued by a nationally recognized title insurance company, (B) together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, but only to the extent such endorsements are (i) available in the relevant jurisdiction (provided in no event shall the Collateral Agent request a creditors’ rights endorsement) and (ii) available at commercially reasonable rates, and (C) contain no exceptions to title other than Liens permitted by Section 10.2 or as otherwise permitted by the Collateral Agent;

(iii) with respect to each Mortgaged Property, such affidavits (including a so-called “gap” indemnification) as are customarily required to induce the title company to issue the Title Policy/ies and endorsements contemplated above;

(iv) evidence reasonably acceptable to the Collateral Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above;

(v) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property and if such Mortgaged Property is located in a special flood hazard area, (i) a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Credit Party and (ii) certificates of insurance evidencing the insurance required by Section 9.3 in form and substance satisfactory to the Collateral Agent;

(vi) an ALTA survey in a form and substance reasonably acceptable to the Collateral Agent or such existing survey together with a no-change affidavit sufficient for the title company to remove all standard survey exceptions from the Title Policy related to such Mortgaged Property and issue the endorsements required in (ii) above; and

(vii) an opinion of counsel to the Borrower or applicable Credit Parties with respect to the Mortgages, which shall include opinions as to (i) the enforceability of the Mortgages, (ii) the power and authority of Borrower or the applicable Credit Parties to execute the Mortgages, (iii) the due execution and delivery of the Mortgages and shall otherwise be in form and sub-stance reasonably acceptable to the Collateral Agent.

(e) The Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 9.14(e) as soon as commercially reasonable and by no later than the date set forth in Schedule 9.14(e) with respect to such action or such later date as the Administrative Agent may reasonably agree.

9.15. Maintenance of Ratings. The Borrower will use commercially reasonable efforts to obtain and maintain a corporate family and/or corporate credit rating, as applicable, and ratings in respect of the credit facilities provided pursuant to this Agreement, in each case, from each of S&P and Moody’s.

9.16. Lines of Business. The Borrower and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or reasonably related to any of the foregoing.

SECTION 10. Negative Covenants

Each of Holdings and the Borrower hereby covenants and agrees that on the Closing Date (immediately after consummation of the Merger) and thereafter, until the Commitments have terminated and the Loans, together with interest, Fees and all other Obligations incurred hereunder (other than contingent indemnity obligations), are paid in full:

10.1. Limitation on Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Borrower will not issue any shares of Disqualified Equity Interests and will not permit any Restricted Subsidiary to issue any shares of Disqualified Equity Interests or preferred stock; provided that the Borrower may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Equity Interests, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Equity Interests and issue shares of preferred stock, if, after giving effect thereto, the Fixed Charge Coverage Ratio of the Borrower and the Restricted Subsidiaries would be at least 2.00 to 1.00; provided further that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Equity Interests and preferred stock that may be incurred pursuant to the foregoing together with any amounts incurred under Section 10.1(n)(x) by Restricted Subsidiaries that are not Guarantors shall not exceed $200,000,000 at any one time outstanding.

The foregoing limitations will not apply to:

(a) (x) Indebtedness incurred pursuant to the ABL Facility by the Borrower or any Restricted Subsidiary; provided that immediately after giving effect to any such incurrence, the then-outstanding aggregate principal amount of all Indebtedness incurred under this clause (x) does not exceed the greater of (A) $750,000,000 and (B) the Borrowing Base, and (y) Indebtedness incurred pursuant to this Agreement;

(b) Indebtedness represented by the Senior Notes (including any guarantee thereof) and exchange notes issued in respect of such notes and any guarantee thereof in an aggregate amount not to exceed $1,300,000,000;

(c) Indebtedness outstanding on the Closing Date listed on Schedule 10.1 and the Existing Notes (provided substantially all or all of the Existing Notes are purchased by a Credit Party, repurchased, redeemed or defeased within 90 days after the Closing Date);

(d) Indebtedness (including Capital Lease Obligations), Disqualified Equity Interests and preferred stock incurred by the Borrower or any Restricted Subsidiary, to finance the purchase, lease, construction, installation or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Stock of any Person owning such assets and Indebtedness arising from the conversion of the obligations of the Borrower or any Restricted Subsidiary under or pursuant to the “synthetic lease” transactions to on-balance sheet Indebtedness of the Borrower or such Restricted Subsidiary, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Equity Interests and preferred stock then outstanding and incurred pursuant to this clause (d) and all Refinancing Indebtedness incurred to Refinance any other Indebtedness, Disqualified Equity Interests and preferred stock incurred pursuant to this clause (d), does not exceed the greater of (x) $175,000,000 and (y) 2.25% of Consolidated Total Assets at the time of incurrence;

(e) Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(f) Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of the Borrower or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (f);

(g) Indebtedness of the Borrower to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the Obligations; provided further that any subsequent issuance or transfer of any Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause;

(h) Indebtedness of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to the

Borrower or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause;

(i) shares of preferred stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Borrower or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock not permitted by this clause;

(j) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this Agreement, exchange rate risk or commodity pricing risk;

(k) obligations in respect of self-insurance, performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business;

(l) (a) Indebtedness, Disqualified Equity Interests and preferred stock of the Borrower or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100% of the net cash proceeds received by the Borrower since immediately after the Closing Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case, other than Excluded Contributions or proceeds of Disqualified Equity Interests or sales of Equity Interests to the Borrower or any of its Subsidiaries) as determined in accordance with Sections 10.5(a)(iii)(2) and 10.5(a)(iii)(3) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 10.5(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof) and (b) Indebtedness, Disqualified Equity Interests or preferred stock of the Borrower or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Equity Interests and preferred stock then outstanding and incurred pursuant to this clause (l)(b), does not at any one time outstanding exceed $225,000,000 (it being understood that any Indebtedness, Disqualified Equity Interests or preferred stock incurred pursuant to this clause (l)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (l)(b) but shall be deemed incurred for the purposes of the first paragraph of this Section 10.1 from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Equity Interests or preferred stock under the first paragraph of this Section 10.1 without reliance on this clause (l)(b));

(m) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Equity Interests or preferred stock which serves to Refinance any Indebtedness, Disqualified Equity Interests or preferred stock incurred as permitted under the first paragraph of this Section 10.1 and clauses (b) and (c) above, clause (l)(a) and, this clause (m) and clause (n) below or any Indebtedness, Disqualified Equity Interests or preferred stock issued to so Refinance such Indebtedness, Disqualified Equity Interests or preferred stock including additional Indebtedness, Disqualified Equity Interests or preferred stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, that such Refinancing Indebtedness (1) has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining weighted average life to maturity of the Indebtedness, Disqualified Equity Interests or preferred stock being Refinanced, (2) to the extent such Refinancing

Indebtedness Refinances (i) Indebtedness that is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations, such Refinancing Indebtedness is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations or (ii) Disqualified Equity Interests or preferred stock, such Refinancing Indebtedness must be Disqualified Equity Interests or preferred stock, respectively, and (3) shall not include (x) Indebtedness, Disqualified Equity Interests or preferred stock of a Subsidiary of the Borrower that is not a Guarantor that Refinances Indebtedness, Disqualified Equity Interests or preferred stock of the Borrower, (y) Indebtedness, Disqualified Equity Interests or preferred stock of a Subsidiary of the Borrower that is not a Guarantor that Refinances Indebtedness, Disqualified Equity Interests or preferred stock of a Guarantor, or (z) Indebtedness, Disqualified Equity Interests or preferred stock of the Borrower or a Restricted Subsidiary that Refinances Indebtedness, Disqualified Equity Interests or preferred stock of an Unrestricted Subsidiary;

(n) Indebtedness, Disqualified Equity Interests or preferred stock of (x) the Borrower or a Restricted Subsidiary incurred or issued to finance an acquisition; provided that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Equity Interests and preferred stock that may be incurred pursuant to the foregoing, together with any amounts incurred under the first paragraph of Section 10.1 by Restricted Subsidiaries that are not Guarantors shall not exceed $200,000,000 at any one time outstanding, or (y) Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into or consolidated with the Borrower or a Restricted Subsidiary in accordance with the terms hereof; provided that after giving effect to such acquisition or merger, either: (1) the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 10.1 or (2) the Fixed Charge Coverage Ratio of the Borrower and the Restricted Subsidiaries is greater than immediately prior to such acquisition, merger or consolidation;

(o) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(p) Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit issued pursuant to any ABL Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(q) (1) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as, in the case of a guarantee by a Restricted Subsidiary that is not a Guarantor, such Indebtedness could have been incurred directly by the Restricted Subsidiary providing such guarantee, or (2) any guarantee by a Restricted Subsidiary of Indebtedness of the Borrower;

(r) Indebtedness of Foreign Subsidiaries of the Borrower in an amount not to exceed, in the aggregate, at any one time outstanding 5.0% of the Consolidated Total Assets of the Foreign Subsidiaries at the time of incurrence;

(s) [Reserved]

(t) Indebtedness of the Borrower or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(u) Indebtedness of the Borrower or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

(v) Indebtedness consisting of Indebtedness issued by the Borrower or any of its Restricted Subsidiaries to future current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent described in clause (4) of Section 10.5(b);

(w) guarantees furnished by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business of Indebtedness of another Person in an aggregate amount not to exceed $50,000,000 at any time outstanding;

(x) Indebtedness incurred in connection with any Sale Leaseback; provided that the aggregate Indebtedness incurred pursuant to this clause shall not exceed $50,000,000 at any time outstanding.

(y) Indebtedness in respect of (i) Permitted Additional Debt to the extent that the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied to the prepayment of Term Loans in accordance with Section 5.2(a)(i) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise permitted hereunder, (w) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, (x) the direct and contingent obligors with respect to such Indebtedness are not changed, (y) if the Indebtedness being refinanced, or any guarantee thereof, constituted Subordinated Indebtedness, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated to the Obligations to substantially the same extent and (z) such Indebtedness otherwise complies with the definition of “Permitted Additional Debt;”

(z) [Reserved]

(aa) Indebtedness in respect of (i) Permitted Other Indebtedness to the extent that the Net Cash Proceeds therefrom are applied to the prepayment of Term Loans in the manner set forth in Section 5.2(a)(i); and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of “Permitted Other Indebtedness”;

(bb) Indebtedness in respect of (i) Permitted Other Indebtedness; provided that either (a) the aggregate principal amount of all such Permitted Other Indebtedness issued or incurred pursuant to this clause (i)(a) shall not exceed the Maximum Incremental Facilities Amount or (b) if such Permitted Other Indebtedness is unsecured or secured by a Lien ranking junior to the Lien securing the Obligations, the Net Cash Proceeds thereof shall be applied no later than ten (10) Business Days after the receipt thereof to repurchase, repay, redeem or otherwise defease Senior Notes and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection with such refinancing), (y) such Indebtedness otherwise complies with the definition of “Permitted Other Indebtedness,” and (z) in the case of a refinancing of Permitted Other Indebtedness incurred pursuant to clause (i)(b) above with other Permitted Other Indebtedness (“Refinancing Permitted

Other Indebtedness”), such Refinancing Permitted Other Indebtedness, if secured, may only be secured by a Lien ranking junior to the Lien securing the Obligations; and

(cc) (i) Indebtedness in respect of Permitted Debt Exchange Notes incurred pursuant to a Permitted Debt Exchange in accordance with Section 2.15 (and which does not generate any additional proceeds) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of “Permitted Other Indebtedness.”

For purposes of determining compliance with this Section 10.1: (i) in the event that an item of Indebtedness, Disqualified Equity Interests or preferred stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Equity Interests or preferred stock described in clauses (a) through (cc) above or is entitled to be incurred pursuant to the first paragraph of this Section 10.1, the Borrower, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Equity Interests or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Equity Interests or preferred stock in one of the above clauses or paragraphs; provided that all Indebtedness outstanding under the ABL Facility on the Closing Date after giving effect to the Transactions will be treated as incurred on the Closing Date under Section 10.1(a)(x); and (ii) at the time of incurrence, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in this Section 10.1. Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Equity Interests or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Equity Interests or preferred stock for purposes of this covenant. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing. The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

10.2. Limitation on Liens.

(a) The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired (except Permitted Liens) (each, a “Subject Lien”) that secures obligations under any Indebtedness on any asset or property of the Borrower or any Restricted Subsidiary, except:

(i) in the case of Subject Liens on any Collateral, such Subject Lien is a Permitted Lien; and

(ii) in the case of any other asset or property, any Subject Lien if (i) the Obligations are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Junior Debt) the obligations secured by such Subject Lien or (ii) such Subject Lien is a Permitted Lien.

(b) Any Lien created for the benefit of the Secured Parties pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally be released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Obligations.

10.3. Limitation on Fundamental Changes. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower, provided that (A) the Borrower shall be the continuing or surviving corporation or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (such other Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement or the Pledge Agreement, as applicable, affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (3), (5) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as reaffirmed pursuant to clause (3) and (6) the Successor Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger or consolidation and such supplements preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the applicable Security Documents and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger or consolidation does not violate this Agreement or any other Credit Document and that the provisions set forth in the preceding clauses (3) through (5) preserve the enforceability of the Guarantee and the perfection of the Liens created under the applicable Security Documents (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement);

(b) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower or any other Person (in each case, other than the Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower, provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary,

(ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee Agreement and the relevant Security Documents in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor and pledgor, mortgagor and grantor, as applicable, thereunder for the benefit of the Secured Parties, (iii) no Default or Event of Default has occurred and is continuing or would result from the consummation of such merger, amalgamation or consolidation and (iv) Borrower shall have delivered to the Administrative Agent an officers’ certificate stating that such merger, amalgamation or consolidation and any such supplements to any Security Document preserve the enforceability of the Guarantees and the perfection and priority of the Liens under the applicable Security Documents;

(c) the Merger may be consummated;

(d) any Restricted Subsidiary that is not a Credit Party may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Restricted Subsidiary;

(e) any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Credit Party, provided that the consideration for any such disposition by any Person other than a Guarantor shall not exceed the fair value of such assets;

(f) any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business of such Restricted Subsidiary not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution;

(g) to the extent that no Default or Event of Default would result from the consummation of such disposition or investment, the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation, investment or disposition, the purpose of which is to effect a disposition permitted pursuant to Section 10.4 or an investment permitted pursuant to Section 10.5 or an investment that constitutes a “Permitted Investment”; and

(h) the Borrower and the Restricted Subsidiaries may consummate a Disposition constituting the sale of manufacturing facilities and related assets, in connection with establishing outsourcing arrangements providing substantially similar functionality.

10.4. Limitation on Sale of Assets. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables, Stock and Stock Equivalents of any other Person) and leasehold interests), whether now owned or hereafter acquired or (ii) sell to any Person (other than the Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s Stock and Stock Equivalents, except that:

(a) the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of (i) inventory, used or surplus equipment, vehicles and other assets in the ordinary course of business, and (ii) Cash Equivalents and Investment Grade Securities;

(b) the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of assets (each of the foregoing, a “Disposition”) for fair value, provided that (i) to the extent required, the Net Cash Proceeds thereof to the Borrower and the Restricted Subsidiaries are promptly applied to the prepayment of Term Loans as provided for in Section 5.2, (ii) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing and (iii) with respect to any Disposition pursuant to this clause (b) for a purchase price in excess of $10,000,000, the Person making such Disposition shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided that for the purposes of this subclause (iii) the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms (1) subordinated to the payment in cash of the Obligations or (2) not secured by the assets that are the subject of such Disposition, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Person making such Disposition from the purchaser that are converted by such Person into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition, (C) any Designated Non-Cash Consideration received by the Person making such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 10.4(b) that is at that time outstanding, not in excess of the greater of $150,000,000 and 2.0% of Consolidated Total Assets and with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value;

(c) (i) the Borrower and the Restricted Subsidiaries may make Dispositions to the Borrower or any other Credit Party and (ii) any Restricted Subsidiary that is not a Credit Party may make Dispositions to the Borrower or any other Subsidiary, provided that with respect to any such Dispositions, such sale, transfer or disposition shall be for fair value;

(d) the Borrower and any Restricted Subsidiary may effect any transaction permitted by Section 10.3 or 10.5;

(e) the Borrower and the Restricted Subsidiaries may lease, sublease, license or sublicense real, personal or Intellectual Property in the ordinary course of business;

(f) the Borrower and the Restricted Subsidiaries may make Dispositions of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise;

(g) the Borrower and the Restricted Subsidiaries may make Dispositions of property pursuant to Permitted Sale Leaseback transactions;

(h) the Borrower and the Restricted Subsidiaries may make Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(i) [Reserved];

(j) customary Dispositions in connection with any Receivables Facilities;

(k) the Borrower and the Restricted Subsidiaries may make Dispositions listed on Schedule 10.4 (“Scheduled Dispositions”);

(l) transfers of property subject to a Casualty Event upon receipt of the Net Cash Proceeds of such Casualty Event;

(m) the Borrower and the Restricted Subsidiaries may make Dispositions of accounts receivable or other obligations owing to the Borrower or any Restricted Subsidiary in connection with the collection, compromise or realization thereof;

(n) the Borrower and the Restricted Subsidiaries may effect the unwinding of any Hedge Agreement;

(o) [Reserved];

(p) the Borrower and any Restricted Subsidiaries may make Dispositions of any Foreign Subsidiary to any other Foreign Subsidiary;

(q) the Borrower and the Restricted Subsidiaries may allow the lapse or abandonment of Intellectual Property in the ordinary course of business; and

(r) the Borrower and the Restricted Subsidiaries may make Dispositions of any assets between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (q) above.

10.5. Limitation on Restricted Payments.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:

(A) dividends or distributions by the Borrower payable in Equity Interests (other than Disqualified Equity Interests) of the Borrower or in options, warrants or other rights to purchase such Equity Interests, or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a wholly-owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or Holdings or any other direct or indirect parent company of the Borrower, including in connection with any merger or consolidation (together with the payments and distributions described in the foregoing clause (1), “dividends”);

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Junior Debt of the Borrower or any Restricted Subsidiary, other than (A) Indebtedness permitted under clauses (g) and (h) of Section 10.1 or (B) the purchase, repurchase or other acquisition of Junior Debt purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above (other than any exception thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(i) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii) immediately after giving effect to such transaction on a pro forma basis, the Borrower could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of Section 10.1; and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and the Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only), (6)(C) and (9) of Section 10.5(b) below, but excluding all other Restricted Payments permitted by Section 10.5(b)), is less than the sum of (without duplication):

(1)	50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the first day of the fiscal quarter during which the Closing Date occurs to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(2)

100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Borrower since immediately after the Closing Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Equity Interests or preferred stock pursuant to clause (l)(a) of Section 10.1) from the issue or sale of (x) Equity Interests of the Borrower, including Retired Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of (A) Equity Interests to any employee, director or consultant of the Borrower, any direct or indirect parent company of the Borrower and the Borrower’s Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 10.5(b) below, and (B) Designated Preferred Stock, and, to the extent such net cash proceeds are actually contributed to the Borrower, Equity Interests of Holdings or any other direct or indirect parent company of the Borrower (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 10.5(b) below) or (y) debt securities of the Borrower or a Restricted Subsidiary that have been converted into or exchanged for such Equity Interests of the Borrower or Holdings or any other direct or indirect parent company of the Borrower, provided that this clause (2) shall not include the proceeds from (a) Refunding Capital Stock (as defined below), (b) Equity Interests or convertible debt securities of the Borrower sold to a Restricted Subsidiary or the Borrower, as the case may be, (c) Disqualified Equity Interests or debt securities that have been converted into Disqualified Equity Interests or (d) Excluded Contributions, plus

(3)	100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Borrower following the Closing Date (other than net cash proceeds to the extent such net cash proceeds (i) have been used to incur Indebtedness, Disqualified Equity Interests or preferred stock pursuant to clause (l)(a) of Section 10.1), (ii) are contributed by a Restricted Subsidiary or (iii) constitute Excluded Contributions), plus

(4)	to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of (A) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made by the Borrower and the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Borrower and the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Borrower or its Restricted Subsidiaries, in each case, after the Closing Date; or (B) the sale (other than to the Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to clause (7) of Section 10.5(b) below or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Closing Date, plus

(5)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to clause (7) of Section 10.5(b) below or to the extent such Investment constituted a Permitted Investment.

(b) The foregoing provisions of Section 10.5(a) will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Junior Debt of the Borrower, or any Equity Interests of Holdings or any other direct or indirect parent company of the Borrower, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent contributed to the Borrower (in each case, other than any Disqualified Equity Interests) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this Section 10.5(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of Holdings or any other direct or indirect parent company of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3) the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Junior Debt of the Borrower or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower, or a Guarantor, as the case may be, which is incurred in compliance with Section 10.1 so long as: (A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired for value, plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness, (B) such new Indebtedness is subordinated to the Obligations or the applicable Guarantee at least to the same extent as such Junior Debt so purchased, exchanged, redeemed, repurchased, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired, (D) if such Junior Debt so purchased, exchanged, redeemed, repurchased, acquired or retired for value is (i) unsecured then such new Indebtedness shall be unsecured (provided that Senior Notes may be refinanced with the Net Cash Proceeds of Permitted Other Indebtedness that is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations to the extent permitted by Section 10.1(bb)(i)(b)) or (ii) Permitted Other Indebtedness incurred pursuant to Section 10.1(bb)(i)(b) and is secured by a Lien ranking junior to the Liens securing the Obligations then such new Indebtedness shall be unsecured or secured by a Lien ranking junior to the Liens securing the Obligations and (E) such new Indebtedness has a weighted average life to maturity equal to or greater than the remaining weighted average life to maturity of the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Equity Interests) of the Borrower or Holdings or any other direct or indirect parent company of the Borrower held by any future, present or former employee, director or consultant of the Borrower, any of its Subsidiaries, Holdings or any other direct or indirect parent company of the Borrower pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Borrower or any direct or indirect parent company of the Borrower in connection with such repurchase, retirement or other acquisition), including any Equity Interests rolled over by management of the Borrower or any direct or indirect parent company of the Borrower in connection with the Transactions; provided that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $40,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $60,000,000 in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed: (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of the Borrower and, to the extent contributed to the Borrower, the cash proceeds from the sale of Equity Interests of Holdings or any other direct or indirect parent company of the Borrower, in each case to any future, present or former employees, directors or consultants of the Borrower, any of its Subsidiaries, Holdings or any other direct or indirect parent company of the Borrower that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (iii) of Section 10.5(a), plus (B) the cash proceeds of key man life insurance policies received by the Borrower and the Restricted Subsidiaries after the Closing Date, less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4); and provided further that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, present or former employees, directors or consultants of the Borrower, Holdings, any other direct or indirect parent company of the Borrower or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Borrower, Holdings or any other direct or indirect parent company of the Borrower will not be deemed to constitute a Restricted Payment for purposes of this Section 10.5 or any other provision of this Agreement;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Equity Interests of the Borrower or any Restricted Subsidiary or any class or series of preferred stock of any Restricted Subsidiary, in each case, issued in accordance with Section 10.1 to the extent such dividends are included in the definition of Fixed Charges;

(6) (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Equity Interests) issued by the Borrower after the Closing Date; (B) the declaration and payment of dividends to Holdings or any other direct or indirect parent company of the Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Equity Interests) of such parent company issued after the Closing Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Designated Preferred Stock, or (C) the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this Section 10.5(b); provided that, in the case of each of (A), (B) and (C) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, the Borrower and the Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed $100,000,000 at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director or consultant and repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends on the Borrower’s common stock (or the payment of dividends to Holdings or any other direct or indirect parent company of the Borrower to fund a payment of dividends on such company’s common stock), following consummation of the first public offering of the Borrower’s common stock or the common stock of Holdings or any other direct or indirect parent company of the Borrower after the Closing Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Borrower’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments in an amount equal to the amount of Excluded Contributions made since the Closing Date;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause not to exceed $125,000,000 at the time made;

(12) distributions or payments of Receivables Fees;

(13) (i) any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or used to fund amounts owed to Affiliates (including dividends to any direct or indirect parent company of the Borrower to permit payment by such parent of such amount), in each case to the extent permitted by Section 9.9;

(14) [Reserved]

(15) the declaration and payment of dividends by the Borrower to, or the making of loans to, Holdings or any other direct or indirect parent company of the Borrower in amounts required for such parent company to pay: (A) franchise and excise taxes and other fees, taxes and expenses required to maintain its corporate existence, (B) foreign, federal, state and local income and similar taxes, to the extent such income taxes are attributable to the income, revenue, receipts, capital or margin of the Borrower and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Borrower and its Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Borrower, its Restricted and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such direct or indirect parent company of the Borrower, (C) customary salary, bonus and other benefits payable to officers, employees and directors of Holdings or any other direct or indirect parent company of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, including the Borrower’s proportionate share of such amount relating to such parent company being a public company, (D) general corporate operating (including, without limitation, expenses related to auditing or other accounting matters) and overhead costs and expenses of Holdings or any other direct or indirect parent company of the Borrower to the extent such costs and expenses are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, including the Borrower’s proportionate share of such amount relating to such parent company being a public company, (E) amounts required for any direct or indirect parent company of the Borrower to pay fees and expenses incurred by any direct or indirect parent company of the Borrower related to (i) the maintenance by such parent entity of its corporate or other entity existence and (ii) any unsuccessful equity or debt offering of such parent company of the Borrower, (F) taxes with respect to income of any direct or indirect parent company of the Borrower derived from funding made available to the Borrower and its Restricted Subsidiaries by such direct or indirect parent company, and (G) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or any such direct or indirect parent company of the Borrower;

(16) the repurchase, redemption or other acquisition for value of Equity Interests of the Borrower deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Borrower, in each case, permitted under this Agreement;

(17) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(18) Restricted Payments made in connection with the repurchase, redemption, defeasance or other acquisition of the Existing Notes, in each case, made within 90 days after the Closing Date; and

(19) the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Senior Notes or any Permitted Other Indebtedness incurred pursuant to Section 10.1(bb)(i)(b)of the Borrower or any Restricted Subsidiary in an aggregate amount pursuant to this clause (19) not to exceed $100,000,000 in the aggregate;

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11), (17) and (19), no Default shall have occurred and be continuing or would occur as a consequence thereof.

The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 10.5(a) or under clauses (7), (10) or (11) of Section 10.5(b), or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.

(c) [Reserved]

(d) Prior to the Initial Term Loan Maturity Date, to the extent any Permitted Debt Exchange Notes are issued pursuant to Section 10.1(cc) for the purpose of consummating a Permitted Debt Exchange, (i) the Borrower will not, and will not permit any Restricted Subsidiary to, prepay, repurchase, redeem or otherwise defease or acquire any Permitted Debt Exchange Notes unless the Borrower shall concurrently voluntarily prepay Term Loans pursuant to Section 5.1(a) on a pro rata basis among the Term Loans, in an amount not less than the product of (a) a fraction, the numerator of which is the aggregate principal amount (calculated on the face amount thereof) of such Permitted Debt Exchange Notes that are proposed to be prepaid, repurchased, redeemed, defeased or acquired and the denominator of which is the aggregate principal amount (calculated on the face amount thereof) of all Permitted Debt Exchange Notes in respect of the relevant Permitted Debt Exchange then outstanding (prior to giving effect to such proposed prepayment, repurchase, redemption, defeasance or acquisition) and (b) the aggregate principal amount (calculated on the face amount thereof) of Term Loans then outstanding and (ii) the Borrower will not waive, amend or modify the terms of any Permitted Debt Exchange Notes or any indenture pursuant to which such Permitted Debt Exchange Notes have been issued in any manner inconsistent with the terms of Section 2.15(a), 10.1(cc) or the definition of “Permitted Other Indebtedness” or that would result in a Default hereunder if such Permitted Debt Exchange Notes (as so amended or modified) were then being issued or incurred.

10.6. Limitations on Amendments. The Borrower will not waive, amend, modify, terminate or release any Junior Debt to the extent that any such waiver, amendment, modification, termination or release would be adverse to the Lenders in any material respect.

10.7. Holding Company. Holdings shall not conduct, transact or otherwise engage in any business or operations other than (i) the ownership and/or acquisition of the Stock of the Borrower, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (iv) the performance of its obligations under and in connection with the Credit Documents, any documentation governing Permitted Other Indebtedness or Refinancing Permitted Other Indebtedness, the Acquisition Agreement, the other agreements contemplated by the Acquisition Agreement and the other agreements contemplated hereby and thereby, (v) any public offering of its common stock or any other issuance or registration of its Stock for sale or resale not prohibited by Section 10, including the costs, fees and expenses related thereto, (vi) the making of any dividend or the holding of any cash received in connection with dividends made by the Borrower in accordance with Section 10.5 pending application thereof, (vii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (vii) providing indemnification to officers and directors and as otherwise permitted hereunder, (viii) activities incidental to the consummation of the Transactions, (ix) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries and (x) activities incidental to the businesses or activities described in clauses (i) to (ix) of this Section 10.7.

10.8. Restrictive Agreements. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings, the Borrower or any other Credit Party to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations or (b) the ability of any Restricted Subsidiary that is not a Credit Party to pay dividends or other distributions with respect to its Stock or to make or repay loans or advances to any Restricted Subsidiary; provided that the foregoing clauses (a) and (b) shall not apply to any such restrictions that (i) (x) exist on the date hereof and (y) any renewal or extension of a restriction permitted by clause (i)(x) or any agreement evidencing such restriction so long as such renewal or extension does not expand the scope of such restrictions, (ii) (x) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such restrictions were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary and (y) any renewal or extension of a restriction permitted by clause (ii)(x) or any agreement evidencing such restriction so long as such renewal or extension does not expand the scope of such restrictions, (iii) represent Indebtedness of a Restricted Subsidiary that is not a Credit Party that is permitted by Section 10.1, (iv) are customary restrictions that arise in connection with any Disposition permitted by Section 10.4 applicable pending such Disposition solely to the assets subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 10.5 or “Permitted Investments,” (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 10.1 and any synthetic lease obligation but solely to the extent any negative pledge relates to the property financed by or securing such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Debt, provided that such restrictions are taken as a whole no more onerous than those imposed by this Agreement), (vii) are imposed by any Requirement of Law, (viii) are customary restrictions contained in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto,

(ix) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 10.1(d) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (x) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings, the Borrower or any Restricted Subsidiary, (xi) are customary provisions restricting assignment of any license, lease or other agreement, (xii) are restrictions on cash, Cash Equivalents or deposits imposed by customers under contracts entered into in the ordinary course of business (or otherwise constituting Permitted Liens on such cash or Cash Equivalents or deposits) or (xiii) are customary net worth provisions contained in real property leases or licenses of Intellectual Property entered into by the Borrower or any Restricted Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its subsidiaries to meet their ongoing obligation.

SECTION 11. Events of Default

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1. Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Fees or of any other amounts owing hereunder or under any other Credit Document; or

11.2. Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.3. Covenants. Any Credit Party shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e), 9.5 (solely with respect to the Borrower) or Section 10; or

(b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or

11.4. Default Under Other Agreements. (a) The Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $50,000,000 in the aggregate (provided that such $50,000,000 minimum shall not apply in the case of any Permitted Debt Exchange Notes), for the Borrower and such Restricted Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements (it being understood that clause (i) shall apply to any failure to make any payment in excess of $50,000,000 that is required as a result of any such termination or similar event and that is not otherwise being contested in good faith)), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements (it being understood that clause (a)(i) above shall apply to any failure to make any payment in excess of $50,000,000 that is required as a result of any such termination or equivalent event and that is not otherwise being contested in good faith)), prior to the stated maturity thereof; provided that this clause (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

11.5. Bankruptcy, Etc. Holdings, the Borrower or any Material Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy,” or (b) in the case of any Foreign Subsidiary that is a Material Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, reorganization, administration or relief of debtors in effect in its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against Holdings, the Borrower or any Material Subsidiary and the petition is not controverted within 30 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against Holdings, the Borrower or any Material Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, receiver, receiver manager, trustee, administrator or similar person is appointed for, or takes charge of, all or substantially all of the property of Holdings, the Borrower or any Material Subsidiary; or Holdings, the Borrower or any Material Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, the Borrower or any Material Subsidiary; or there is commenced against Holdings, the Borrower or any Material Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or Holdings, the Borrower or any Material Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or Holdings, the Borrower or any Material Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee, administrator or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings, the Borrower or any Material Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by Holdings, the Borrower or any Material Subsidiary for the purpose of effecting any of the foregoing; or

11.6. ERISA. (a) An ERISA Event or Foreign Plan Event shall have occurred, (b) a trustee shall be appointed by a United States district court to administer any Pension Plan(s), (c) the PBGC shall institute proceedings to terminate any Pension Plan(s), (d) any Credit Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (e) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (a) through (e) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to result in a Material Adverse Effect; or

11.7. Guarantee. Any Guarantee provided by any Credit Party or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any such Guarantor thereunder or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee; or

11.8. Pledge Agreement. Any Pledge Agreement pursuant to which the Stock or Stock Equivalents of the Borrower or any Subsidiary is pledged or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any pledgor thereunder or any Credit Party shall deny or disaffirm in writing any pledgor’s obligations under any Pledge Agreement; or

11.9. Security Agreement. The Security Agreement or any other Security Document pursuant to which the assets of the Borrower or any Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement or any other Security Document; or

11.10. Mortgages. Any Mortgage or any material provision of any Mortgage relating to any material portion of the Collateral shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any mortgagor thereunder or any Credit Party shall deny or disaffirm in writing any mortgagor’s obligations under any Mortgage; or

11.11. Judgments. One or more judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability of $50,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof; or

11.12. Change of Control. A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may and, upon the written request of the Required Lenders, shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower or Holdings, the result that would occur upon the giving of written notice by the Administrative Agent as specified below shall occur automatically without the giving of any such notice): declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

11.13. Application of Proceeds. Subject to the terms of the ABL Intercreditor Agreement, if executed, the First Lien Intercreditor Agreement and, if executed, the Second Lien Intercreditor Agreement, any amount received by the Administrative Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall be applied:

(i) first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent or Collateral Agent in connection with any collection or sale or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

(ii) second, to the Secured Parties, an amount equal to all Obligations owing to them on the date of any distribution, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof; and

(iii) third, any surplus then remaining shall be paid to the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

SECTION 12. The Agents

12.1. Appointment.

(a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Section 12.1(c) with respect to the Joint Lead Arrangers and Bookrunners and Section 12.9 with respect to the Borrower) are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b) The Administrative Agent and each Lender hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent and each Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent and the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

(c) Each of the Syndication Agent, Joint Lead Arrangers and Bookrunners, the Co-Documentation Agents, the Joint Manager and the Joint Arrangers each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2. Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, subagents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

12.3. Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of the Borrower, any Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of the Borrower, any Guarantor or any other Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

12.4. Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable law. For purposes of determining compliance with the conditions specified in Sections 6 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

12.5. Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

12.6. Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereinafter taken, including any review of the affairs of the Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender. Each Lender represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, Guarantor and other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, any Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7. Indemnification. The Lenders agree to severally indemnify each Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against an Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing, provided that no Lender shall be liable to an Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction; provided, further, that no action taken by the Administrative Agent in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

12.8. Agents in Their Individual Capacities. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, any Guarantor, and any other Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

12.9. Successor Agents. Each of the Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Default under Section 11.1 or 11.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Upon the acceptance of a successor’s appointment as the

Administrative Agent or Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 (including 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

12.10. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

12.11. Agents Under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to in connection with a sale or disposition of assets permitted by this Agreement, (i) release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets, or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented or (ii) release any Guarantor from the Guarantee, or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented.

12.12. Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

SECTION 13. Miscellaneous

13.1. Amendments, Waivers and Releases. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.8(c)), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment, or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 5.3(a) (with respect to the ratable allocation of any payments only) and 13.8(a) and 13.20, or make any Loan, interest, Fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 13.1, consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3) or alter the order of application set forth in Section 11.13, in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent in a manner that directly and adversely affects such Person, or (iv) change any Term Loan Commitment to a revolving credit commitment without the prior written consent of each Lender directly and adversely affected thereby, or (v) release all or substantially all of the Guarantors under the Guarantees (except as expressly permitted by the Guarantees or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender, or (vi) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or (vii) decrease the amount or allocation of any mandatory prepayment to be received by any Initial Term Loan Lender without the written consent of the Required Initial Term Loan Lenders, (viii)(A) decrease the Initial Term Loan Repayment Amount applicable to Initial Term Loans, extend any scheduled Initial Term Loan Repayment Date applicable to Initial Term Loans, in each case without the written consent of the Required Initial Term Loan Lenders and (B) decrease the amount or allocation of any mandatory prepayment to be received by any Initial Term Loan Lender in a manner disproportionately adverse to the interests of the Initial Term Loan Lenders in relation to the Lenders of any other Class of Term Loans, in each case without the written consent of the Required Initial Term Loan Lenders or (ix) reduce the percentages specified in the definitions of the terms “Required Lenders” or “Required Initial Term Loan Lenders” or amend, modify or waive any provision of this Section 13.1 that has the effect of altering the number of Lenders that must approve any amendment, modification or waiver, in each case without the written consent of each Lender.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

Notwithstanding the foregoing, in addition to any credit extensions and related Joinder Agreement(s) effectuated without the consent of Lenders in accordance with Section 2.14, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Term Loans.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable ABR Margin and Applicable LIBOR Margin for such Replacement Term Loans shall not be higher than the Applicable ABR Margin and Applicable LIBOR Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans of such Class in effect immediately prior to such refinancing.

The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the termination of this Agreement and the payment of all Obligations hereunder (except for contingent indemnification obligations in respect of which a claim has not yet been made), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the following sentence) and (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that any Restricted Subsidiary that is a Guarantor shall be released from the Guarantees upon consummation of any transaction resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.

13.2. Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to the Borrower, the Administrative Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent and the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

13.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5. Payment of Expenses; Indemnification. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP, as counsel to the Agents, or such other counsel retained with the Borrower’s consent (such consent not to be unreasonably withheld), (b) to pay or reimburse each Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP, as counsel to the Agents, or such other counsel retained with the Borrower’s consent (such consent not to be unreasonably withheld), (c) to pay, indemnify, and hold harmless each Lender and Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender and Agent and their respective Affiliates, directors, officers, employees, trustees, investment advisors and agents from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of one primary counsel and one local counsel in each relevant jurisdiction to such indemnified Persons (unless there is an actual or perceived conflict of interest or the availability of different claims or defenses in which case each such Person may retain its own counsel), related to the Transactions (including, without limitation, the Merger) or, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law, in each case, applicable to the Borrower or any of its Subsidiaries or to any actual or alleged presence, Release or threatened Release of Hazardous Materials involving or attributable to the Borrower or any of its Subsidiaries (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to any Agent or any Lender or any of their respective Affiliates, officers, directors, employees or agents with respect to indemnified liabilities to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of the party to be indemnified or any of its Affiliates, or any of its or its Affiliates’ officers, directors, employees, members or agents, (ii) any breach of any Credit Document by the party to be indemnified or (iii) disputes between and among Persons otherwise entitled to indemnification; provided that the Administrative Agent (and its related affiliates, officers, directors, employees, agents, controlling persons, advisors and other representatives), to the extent acting in its capacity as such, shall remain indemnified in respect of such disputes to the extent otherwise entitled to be so indemnified hereunder. No Person entitled to indemnification under clause (d) of this Section 13.5 shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any such Person have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.5 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Credit Party, its directors, stockholders or creditors or any other Person, whether or not any Person entitled to indemnification under clause (d) of this Section 13.5 is otherwise a party thereto. All amounts payable under this Section 13.5 shall be paid within ten Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable retail. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 13.5 shall not apply with respect to any claims for Taxes, which shall be governed exclusively by Section 5.4.

13.6. Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Collateral Agent and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold or delay its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for (1) an assignment of Term Loans to (X) a Lender, (Y) an Affiliate of a Lender, or (Z) an Approved Fund or (2) an assignment of Loans or Commitments to any other assignee if an Event of Default under Section 11.1 or Section 11.5 (with respect to Holdings or the Borrower) has occurred and is continuing; and

(B) the Administrative Agent (which consent shall not be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

Notwithstanding the foregoing, no such assignment shall be made to a natural person.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 and increments of $1,000,000 in excess thereof, unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided further that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system reasonably acceptable to the Administrative Agent, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”) and applicable tax forms; and

(E) any assignment to Holdings, the Borrower, any Subsidiary or an Affiliated Lender shall also be subject to the requirements of Section 13.6(h).

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). Further, each Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) of the second proviso to Section 13.1 that affects such Participant. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender and provided that such Participant agrees to be subject to the requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, and provided further that such Participant shall be entitled to the benefits of Section 5.4 only if such Participant complies with clause (e) of Section 5.4 as if it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by the Administrative Agent and by the Borrower, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. The Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit J evidencing the Initial Term Loans and New Term Loans, respectively, owing to such Lender.

(e) Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective

Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g) SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 13.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement, (x) no SPV shall be entitled to any greater rights under Sections 2.10, 2.11 and 5.4 than its Granting Lender would have been entitled to absent the use of such SPV and (y) each SPV agrees to be subject to the requirements of Sections 2.10, 2.11 and 5.4 as though it were a Lender and has acquired its interest by assignment pursuant to clause (b) of this Section 13.6.

(h) Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans or Commitments to Holdings, the Borrower, any Subsidiary or an Affiliated Lender and (y) Holdings, the Borrower and any Subsidiary may, from time to time, purchase or prepay Loans, in each case, on a non-pro rata basis through (x) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent (or other applicable agent managing such auction) or (y) open market purchases; provided that:

(i) any Loans or Commitments acquired by Holdings, the Borrower or any Subsidiary shall be retired and cancelled promptly upon the acquisition thereof;

(ii) by its acquisition of Loans or Commitments, an Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A) it shall not have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article II), or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Credit Documents;

(B) except with respect to any amendment, modification, waiver, consent or other action described in clause (i) or (ii) of the second proviso of Section 13.1 or that adversely affects such Affiliated Lender in any material respect differently from other Lenders, the Loans held by an Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote; and

(C) if a case under Title 11 of the United States Code is commenced against any Credit Party, such Credit Party shall seek (and each Affiliated Lender shall consent) to provide that the vote of any Affiliated Lender (in its capacity as a Lender) with respect to any plan of reorganization of such Credit Party shall not be counted except that such Affiliated Lender’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Affiliated Lender in a manner that is less favorable to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower; each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Loans and participations therein and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (C);

(iii) the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders may not exceed 30% of the aggregate principal amount of all Term Loans outstanding at such time under this Agreement; and

(iv) any such Loans acquired by an Affiliated Lender may, with the consent of the Borrower, be contributed to the Borrower and exchanged for debt or equity securities that are otherwise permitted to be issued at such time.

For avoidance of doubt, the foregoing limitations shall not be applicable to Affiliated Institutional Lenders.

13.7. Replacements of Lenders Under Certain Circumstances.

(a) The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10 or 5.4 or (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, with a replacement bank or other financial institution, provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts pursuant to Section 2.10, 2.11 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of either (i) all of the Lenders affected or (ii) all of the Lenders, and, in each case, with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and (c) the Borrower shall pay to such Non-Consenting Lender the amount, if any, owing to such Lender pursuant to Section 5.1(b). In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

13.8. Adjustments; Set-off.

(a) Except as contemplated in Section 13.6(h), if any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder

(whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11. Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Administrative Agent, the Collateral Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13. Submission to Jurisdiction; Waivers. The Borrower irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages.

13.14. Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or other Agent has advised or is currently advising the Borrower, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agent or other Agent has any obligation to the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

13.15. WAIVERS OF JURY TRIAL. THE BORROWER, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16. Confidentiality. The Administrative Agent, each other Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, the Administrative Agent or such other Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental, regulatory or self-regulatory agency or representative thereof or pursuant to legal process or applicable law or regulation or (a) to such Lender’s or the Administrative Agent’s or other Agent’s attorneys, professional advisors, independent auditors, trustees or Affiliates, (b) to an investor or prospective investor in a Securitization that agrees its access to information regarding the Credit Parties, the Loans and the Credit Documents is solely for purposes of evaluating an investment in a Securitization and who agrees to treat such information as confidential, (c) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a Securitization and who agrees to treat such information as confidential and (d) to a nationally recognized ratings agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued with respect to a Securitization; provided that unless specifically prohibited by applicable law or court order, each Lender, the Administrative Agent and each other Agent shall use commercially reasonable efforts to notify the Borrower of any request made to such Lender, the Administrative Agent or such other Agent by any governmental, regulatory or self regulatory agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender, the Administrative Agent or any other Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary. Each Lender, the Administrative Agent and each other Agent agrees that it will not provide to prospective Transferees or to any pledgee referred to in Section 13.6 or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16.

13.17. Direct Website Communications.

(a) The Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any default or event of default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at an email address provided by the Administrative Agent from time to time; provided that (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 13.17 shall prejudice the right of the Borrower, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b) The Borrower further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform (i) is limited to the Agents, the Lenders and Transferees or prospective Transferees and (ii) remains subject to the confidentiality requirements set forth in Section 13.16.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents.

(d) The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains only publicly available information with respect to the Borrower may be posted on that portion of the Platform designated for such public-side Lenders. If the Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, its Subsidiaries and their securities. Notwithstanding the foregoing, the Borrower shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information.

13.18. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

13.19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

13.20. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

DEL MONTE FOODS COMPANY, as Borrower

By:	/s/ Richard L. French
Name: Richard L. French
Title: Senior Vice President, Treasurer, Chief Accounting Officer, and Controller

[Signature Page to Credit Agreement]

BLUE ACQUISITION GROUP, INC., as Holdings

By:	/s/ Richard L. French
Name: Richard L. French
Title: Senior Vice President, Treasurer, Chief Accounting Officer, and Controller

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and Lender

By:	/s/ Barry K. Bergman
Name: Barry K. Bergman
Title: Managing Director

[Signature Page to Credit Agreement]